SCHEDULE 14A
                         (Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No.             )

Filed by the registrant  /X/
     Filed by a party other than the registrant  /_/
     Check the appropriate box:
     /_/ Preliminary proxy statement
     /X/ Definitive proxy statement
     /X/ Definitive additional materials
     /_/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  Lotus Development Corporation
        (Name of Registrant as Specified in Its Charter)

           (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).
     /_/ $500 per each party  to the controversy pursuant to
         Exchange Act Rule 14a-6(i)(3).
     /_/ Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transactions applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>

     (4) Proposed maximum aggregate value of transaction:

     /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

[FN]
<F1>Set forth the amount on which the filing fee is calculated and state how it was determined.






                                                April 13, 1994

Dear Shareholder:

     You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Lotus Development Corporation, which will be held at the Wang Center for the Performing Arts, 270 Tremont Street, Boston, Massachusetts, on Wednesday, May 25, 1994 at 11:00 a.m., local time.

     Information about the Annual Meeting, including a listing and discussion of the matters on which the shareholders of the Company will act, may be found in the enclosed formal Notice of Annual Meeting and Proxy Statement. The Annual Report to Shareholders for the fiscal year ended December 31, 1993 has also been enclosed if not previously furnished to you.

     We hope that you will be able to attend the Annual Meeting. However, whether or not you anticipate attending in person, I urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the Annual Meeting. If you do attend, you, of course, will be entitled to vote in person, and such vote will revoke your proxy.


                              Sincerely,



                              /s/Jim P. Manzi

                              Jim P. Manzi
                              Chairman of the Board and President











 Lotus Development Corporation 55 Cambridge Parkway, Cambridge,
             Massachusetts  02142   617 577-8500

                  LOTUS DEVELOPMENT CORPORATION
                      55 Cambridge Parkway
                 Cambridge, Massachusetts 02142
                 ______________________________
                    NOTICE OF ANNUAL MEETING
                         OF SHAREHOLDERS
                 ______________________________

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders (the "Meeting") of Lotus Development Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 25, 1994 at 11:00 a.m., local time, at the Wang Center for the Performing Arts, 270 Tremont Street, Boston, Massachusetts. The purpose of the Meeting shall be:

1.     To elect directors of the Company to serve until the next
Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

2.     To approve the amendment of the Company's 1986  Stock
Option Plan for Non-Employee Directors to provide for an automatic grant of options to newly elected directors of the Company.

3. To approve certain performance-based compensation payable to the Company's Chief Executive Officer in order to retain its deductibility for U.S. Federal Income Tax purposes.

4. To approve the amendment of the Company's Certificate of Incorporation to provide for an increase in the number of authorized shares of capital stock.

5. To ratify the selection of the firm of Coopers & Lybrand as auditors for the Company for the fiscal year ending December
31, 1994.

6. To transact such other business as may properly come before the Meeting or any adjournments thereof.

        Only shareholders of record on the books of the Company at the close of business on April 1, 1994 will be entitled to notice of and to vote at the Meeting.

     Please sign, date and return the enclosed proxy card in the enclosed envelope at your earliest convenience. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

     All shareholders of the Company are cordially invited to attend the Meeting.

                              By Order of the Board of Directors



                              Thomas M. Lemberg
                              Secretary

Cambridge, Massachusetts
April 13, 1994

- -----------------------------------------------------------------

 IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES.
- -----------------------------------------------------------------


                   LOTUS DEVELOPMENT CORPORATION
                      55 Cambridge Parkway
                 Cambridge, Massachusetts  02142
                         ---------------
                         PROXY STATEMENT
                          ------------

   Annual Meeting of Shareholders To Be Held on May 25, 1994

     Proxies enclosed with this Proxy Statement are solicited by the Board of Directors of Lotus Development Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, May 25, 1994 at 11:00 a.m., local time, at the Wang Center for the Performing Arts, 270 Tremont Street, Boston, Massachusetts, and any adjournments thereof.

     Shares represented by duly executed proxies in the form enclosed herewith received by the Company prior to the Meeting will be voted at the Meeting FOR the election of the nominees for director named below (except to the extent that authority therefor is withheld) and FOR each proposal described in this Proxy Statement. Where no choice has been specified on a proxy with respect to a particular matter, the shares represented by that proxy will be voted FOR the particular matter.

     Any shareholder may revoke a proxy at any time prior to its exercise by delivering a later-dated proxy or a written notice of revocation to the Secretary of the Company at the address of the Company set forth above, or by voting in person at the Meeting. If a shareholder does not intend to attend the Meeting, any proxy or notice should be returned for receipt by the Company not later than the close of business on Tuesday, May 24, 1994. The persons named in the proxies are officers of the Company. The Company will bear the cost of solicitation of proxies relating to the Meeting.

     Only shareholders of record as of the close of business on April 1, 1994 (the "Record Date") will be entitled to notice of and to vote at the Meeting and any adjournments thereof.


     As of the Record Date there were 45,732,141 shares (excluding treasury shares) of the Company's Common Stock, $.01 par value (the "Common Stock"), issued and outstanding. Such shares of Common Stock are the only voting securities of the Company. Shareholders are entitled to cast one vote for each share of Common Stock held of record on the Record Date.


     The Board of Directors (the "Board of Directors") of the Company is not aware of any other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the
persons named in the proxies.   An Annual Report to Shareholders,
containing financial statements for the fiscal year ended December 31, 1993, preceded or accompanies this Proxy Statement. This Proxy Statement and the proxy enclosed herewith were first mailed to shareholders on or about April 13, 1994.

     The mailing address of the Company's principal executive offices is 55 Cambridge Parkway, Cambridge, Massachusetts 02142.


             PRINCIPAL HOLDERS OF VOTING SECURITIES

Security Ownership of Certain Beneficial Owners

     The following table sets forth as of December 31, 1993 the name of each person who, to the knowledge of the Company, owned beneficially more than five percent (5%) of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The information below with respect to beneficial ownership is based upon information filed with the Securities and Exchange Commission ("SEC") pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and furnished to the Company by the respective shareholders.

Name and Address              Amount and Nature
of Beneficial Owner           of Beneficial Ownership       Percent of Class

The Capital Group, Inc.       2,585,000(1)                   5.75%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.                     6,154,039(2)                  13.70%
82 Devonshire Street
Boston, MA 02109

Manning and Napier            2,807,868(3)                  6.25%
Advisors, Inc.
1100 Chase Square
Rochester, NY 14604

The Prudential Insurance      3,250,833(4)                  7.24%
Company of America
751 Broad Street
Newark, NJ 07102-3777

Twentieth Century             4,164,900(5)                  9.27%
Companies, Inc.
4500 Main Street
Kansas City, MO 64141

(1) Represents shares held by Capital Research and Management Company, a registered investment adviser ("CRMC") and an operating subsidiary of The Capital Group, Inc. As of the date set forth above, CRMC exercised sole investment discretion with respect to all of such shares, all of which were owned by various institutional investors. CRMC had no voting power with respect to such shares and disclaims beneficial ownership of such shares.

(2 ) Represents shares beneficially owned by (i) FMR Corp. through its wholly owned subsidiaries, Fidelity Management & Research Company, a registered investment adviser ("Fidelity"), and Fidelity Management Trust Company, a bank ("FMTC"), (ii) by certain investment companies (including the Fidelity Magellan
Fund) for which Fidelity serves as investment adviser (the "Fidelity Funds"), and (iii) by Edward C. Johnson 3d, as Chairman of FMR Corp., and through certain members of his family by virtue their controlling interest as a group in the voting stock of FMR Corp. The Fidelity Magellan Fund beneficially owned 4,208,100 shares or 9.37% of the Common Stock outstanding as of the date set forth above. Mr. Johnson and FMR Corp. each held shared voting and dispositive power with respect to all shares reported above. FMR Corp. and Mr. Johnson, each through their control of Fidelity, and the Fidelity Funds each had sole dispositive power with respect to the 5,996,849 shares owned by
the Fidelity Funds.   FMR Corp., through its control of FMTC,
had sole dispositive power over 157,190 Shares and sole voting power with respect to 91,690 of these shares and no voting power with respect to 65,000 shares owned by institutional accounts managed by FMTC.


(3) The beneficial owner, a registered investment adviser, possessed sole voting power with respect to 2,742,218 of these shares and sole dispositive power with respect to all such shares as of the date stated above.


(4) Represents shares held by The Prudential Insurance Corporation of America ("Prudential ") directly as well as shares held for the benefit of Prudential's clients, by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Includes 3,153,300 shares or 7.02% of the Common Stock then outstanding beneficially owned by Jennison Associates Capital Corp., a registered investment advisor ("Jennison"). As of the date set forth above, Prudential, possessed sole voting power and sole dispositive power with respect to 280,493 of these shares, shared voting power with respect to 2,394,040 shares and shared dispositive power with respect to 2,967,040 shares. As of such date, Jennison possessed sole voting power with respect to 422,100 shares, shared voting power with respect to 2,186,300 shares and shared dispositive power with respect to 3,153,300 shares.

(5) Represents shares beneficially owned by Twentieth Century Companies, Inc. ("TCC") on its own behalf, on behalf of its wholly owned subsidiary, Investors Research Corporation ("IRC"), a registered investment adviser, on behalf of Twentieth Century Investors, Inc. ("TCI"), a registered investment company managed by IRC, and on behalf of Mr. James E. Stowers, Jr., a controlling shareholder of TCC. As of the date set forth above, TCC, IRC and Mr. Stowers each possessed sole voting power with respect to 4,164,800 of these shares, sole dispositive power over all 4,164,900 of these shares and shared voting power with respect to 20,100 of these shares. TCI possessed sole voting and dispositive power with respect to 3,520,000 of these shares.


Security Ownership of Directors and Executive Officers

     The following table sets forth for each member of the Board of Directors, the Company's Chief Executive Officer ("CEO"), and each of the next four most highly compensated executive officers of the Company, the position presently held by such person and the number of shares and percentage of outstanding Common Stock of the Company beneficially owned by each and by all directors and executive officers as a group, as of March 1, 1994.

Name                    Positions and Offices   Amount and Nature of
                        with the Company        Beneficial Ownership (1)    Percent of Class
- -----------------------------------------------------------------------------------------------
Jim P. Manzi            Chairman of the Board       1,244,906(2)             2.74%
                        and President

Richard S. Braddock     Director                        3,000(3)               *

Lawrence G. Graev       Director                       59,000(4)               *

William H. Gray III     Director                            0                  *

Aldo Papone             Director                       31,000(5)               *

Michael E. Porter       Director                        3,500                  *

Chester A. Siuda        Director                       45,000(6)               *

Henri A. Termeer        Director                            0                  *

John B. Landry          Senior Vice President--        26,156(7)               *
                          Development and
                          Chief Technology
                          Officer

June L. Rokoff          Senior Vice President--        17,194(8)               *
                          Development

Robert P. Schechter     Senior Vice President--        83,011(9)               *
                          International Business
                          Group

Robert K. Weiler        Senior Vice President--        50,218(10)              *
                          North American Business
                          Group

All directors and executive                         1,668,779(11)           3.64%
officers as a group (16
 persons)

________________
  *  less than 1%


(1) Except where expressly stated otherwise, each named person possesses sole voting and investment power with respect to the shares.


(2) Includes 26,201 shares held in trust for the benefit of Mr. Manzi's children. Includes 25,000 shares that Mr. Manzi has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options.


(3) Includes 2,500 shares that Mr. Braddock has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options.

(4) Includes 45,000 shares that Mr. Graev has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options. Includes 14,000 shares held in trust for the benefit of Mr. Graev through the O'Sullivan Graev & Karabell Profit Sharing Plan.

(5) Includes 30,000 shares that Mr. Papone has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options.

(6) Includes 45,000 shares that Mr. Siuda has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options.

(7) Includes 16,406 shares that Mr. Landry has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options. Includes 8 shares held in trust for the benefit of Mr. Landry under the Company's 401k and Profit Sharing Plan and 1,200 shares over which Mr. Landry exercises investment discretion as custodian of such shares held for the benefit of his minor children.

(8) Includes 1,562 shares that Ms. Rokoff has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options. Includes 6,632 shares held in trust for the benefit of Ms. Rokoff under the Company's 401k and Profit Sharing Plan.

(9) Includes 79,531 shares that Mr. Schechter has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options.

(10) Includes 49,218 shares that Mr. Weiler has the right to acquire within 60 days of March 1, 1994 by the exercise of stock options.

(11) Includes 400,011 shares that directors and executive officers of the Company have the right to acquire within 60 days of March 1, 1994 by the exercise of stock options and 6,640 shares of Common Stock held in trust as described above.



EXECUTIVE COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS
                     AND EXECUTIVE OFFICERS

Summary Compensation

     The following table sets forth information concerning the cash and noncash compensation in each of the last three fiscal years for the Company's CEO and the next four most highly compensated executive officers.

                                        Annual Compensation(1)    Long Term         All Other
                                        _____________________     Compensation      Compensation
Name and Principal Position     Year    Salary ($)  Bonus ($)     Options (#)        ($)(2)
_______________________________________________________________________________________________

Jim P. Manzi                    1993     650,000     650,000         40,000          35,046
   Chairman of the Board        1992     650,000           0              0          34,214
   and President                1991     650,000     195,000         50,000          36,738


John B. Landry                  1993     325,000     325,000         12,500          28,325
   Senior Vice President --     1992     325,000           0              0         208,889(3)
   Development and Chief        1991      12,500(4)        0        150,000(5)      325,625(3)
   Technology Officer



June L. Rokoff --               1993     325,000     325,000         25,000          19,771
   Senior Vice President --     1992     307,400(6)        0         65,000          19,945
   Development                  1991     258,000     140,000         75,000          17,123




Robert P. Schechter             1993     325,000     325,000         42,500          19,771
   Senior Vice President --     1992     325,000           0              0          22,469
   International Business       1991     325,000     195,000         25,000(7)       20,488
   Group



Robert K. Weiler                1993     325,000     325,000         17,500          19,771
   Senior Vice President --     1992     325,000           0             0           24,688
   North American               1991     298,750(4)  260,000        175,000(5)      283,935(8)
   Business Group


(1) Does not include perquisites or other personal benefits in any year for which the aggregate amount was less than the lesser of either $50,000 or 10 percent of the total annual salary and bonus for the executive officer in that year.

(2) Includes amounts credited to the account of the executive officer in those years in which he or she served in such capacity in connection with (i) the profit sharing feature of the Company's 401k and Profit Sharing Plan, (ii) the Company's
     Defined Contribution Restoration Plan and (iii) the Company matching contribution under the savings feature of the 401k and Profit Sharing Plan as follows:


                                                          Defined
                                                        Contribution
                                     Profit Sharing      Restoration     401K Matching
Name                 Year              Amount ($)          Plan ($)      Contribution ($)
________________________________________________________________________________________

Manzi . . . . . . .  1993              11,084              19,465           4,497
                     1992               7,781              22,069           4,364
                     1991              11,111              21,389           4,238

Landry . . . . . . . 1993              11,084              12,744           4,497
                     1992               7,781              14,744           4,364
                     1991                 625                   0               0

Rokoff . . . . . .   1993              11,084               4,190           4,497
                     1992               7,781               7,800           4,364
                     1991              11,111               1,774           4,238

Schechter . . . . .  1993              11,084               4,190           4,497
                     1992               7,781              10,324           4,364
                     1991              11,111               5,139           4,238

Weiler . . . . . .   1993              11,084               4,190           4,497
                     1992               7,781              12,543           4,364
                     1991              11,111              18,586           4,238


(3) Includes payment by the Company of $325,000 in 1991 and $182,000 in 1992 related to Mr. Landry's prior employment for cash and other compensation that he had foregone by joining the Company.

(4) Represents salary received for that portion of the year that the executive officer was employed by the Company.

(5) Represents options granted to the executive officer at the time of joining the Company.

(6)  Upon becoming Senior Vice President -- Development in May
     1992, Ms. Rokoff's annual base salary rate was increased to $325,000.

(7) Does not include options granted to Mr. Schechter's spouse in fiscal 1991 to purchase 2,500 shares of Common Stock, of which options and shares Mr. Schechter disclaims beneficial ownership.

(8)  Includes payment by the Company of $250,000 related to Mr.
     Weiler's prior employment for cash and other compensation that he had foregone by joining the Company.


Option Grants in Last Fiscal Year

     The following table sets forth information concerning individual stock option grants made to the Company's CEO and each of the Company's next four most highly compensated executive officers during fiscal 1993.


                                        Individual Grants (1)
                --------------------------------------------------------------   Potential Realizable
                                                                                 Value at Assumed
                                                                                 Annual Rates of
                                Percent of                                       Stock Price Appreciation
                                Total Options                                    for Option Term (2)
                    Options     Granted to Employees    Exercise                 --------------------
                    Granted     in Fiscal Year          Price        Expiration        5%       10%
Name                  (#)              (%)              ($/Sh)          Date          ($)       ($)
- -----------------------------------------------------------------------------------------------------

Jim P. Manzi          40,000          1.66             22.13     January 27, 2000   360,284    839,615

John B. Landry        12,500          0.52             22.13     January 27, 2000   112,589    262,380

June L. Rokoff        25,000          1.04             22.13     January 27, 2000   225,117    524,759

Robert P. Schechter   42,500          1.76             22.13     January 27, 2000   382,802    892,091

Robert K. Weiler      17,500          0.73             22.13     January 27, 2000   157,624    367,331

(1) All grants described above are non-qualified stock options that become exercisable with respect to 25% of the total number of shares subject to option on the first anniversary of the date of grant and thereafter, with respect to the remaining 75% of such shares, over the next succeeding 36 months in equal monthly installments. All options were granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant.

(2) Calculation of potential realizable values are based on theoretical rates of return mandated by the rules of the SEC and may or may not accurately reflect or predict the actual value of the stock options.


Aggregated Option Exercises In Last Fiscal Year And Fiscal
Year-End Option Values


     The following table sets forth information concerning each exercise of stock options by the CEO and each of the Company's next four most highly compensated executive officers during fiscal 1993 and the value of unexercised options at the end of that fiscal year.

                                                     Number of              Value of Unexercised
                                                     Unexercised            in-the-Money
                                                     Options at Fiscal      Options at
                         Shares                      Year-End               Fiscal Year-End(1)
                        Acquired       Value         Exercisable/           Exercisable/
                       on Exercise    Realized       Unexercisable          Unexercisable
Name                       (#)          ($)              (#)                     ($)
- -----------------------------------------------------------------------------------------------

Jim P. Manzi              76,250    1,420,156     33,750 /  65,000       1,062,500 / 2,218,125

John B. Landry            37,500      758,438     37,500 /  87,500       1,317,188 / 3,045,313

June L. Rokoff           111,075    1,919,871     15,000 / 117,500         510,156 / 3,363,906

Robert P. Schechter (2)   66,750    1,329,861    103,750 /  80,000       3,025,781 / 2,551,094

Robert K. Weiler          51,250    1,487,969      6,250 / 105,000         225,781 / 3,792,500


(1)  Based on the closing price on the NASDAQ National Market
System for a share of Common Stock on December 31, 1993 of $55.00.

(2) Does not include information with respect to Mr. Schechter's spouse, as to whose shares of Common Stock and options to purchase such shares Mr. Schechter disclaims beneficial ownership. During 1993, Mr. Schechter's spouse acquired 14,575 shares of Common Stock through the exercise of stock options for a realized value of $82,383. At fiscal year end, his spouse held no exercisable or unexercisable options to purchase Common Stock.


Pension Plan

     In 1985, the Company established the Lotus Development Corporation Pension Plan (the "Pension Plan") for the purpose of assisting its employees in meeting the needs of retirement. In 1992, the Company determined that its Profit Sharing and 401k Plan could provide adequate retirement assistance to employees and, effective June 1, 1992, suspended the Pension Plan. While all benefits accrued under the Pension Plan through May 31, 1992 have become fully vested, no further benefits have accrued to employees after that date.

     Benefits under the Pension Plan will be based on an average of the participant's highest consecutive 36 months of total annual compensation during the 72 months of service prior to June 1, 1992 ("Final Average Compensation"). The monthly benefit payable upon normal retirement in the form of a single life annuity is computed as follows: 1/12th of 1.5% of Final Average Compensation is multiplied by the employee's total number of years of service at May 31, 1992. From that result is subtracted the monthly value of the annuity that could be acquired (on specified actuarial assumptions) with the amount of Company profit sharing contributions for the employees account for 1990 and subsequent years accumulated with a deemed interest return.

     The table below sets forth the estimated annual benefits payable upon normal retirement under the Pension Plan formula to employees in the specified average salary and years of service classifications:

                                     Years of Service
                                     ----------------
             Remuneration                5         10

               $25,000               1,875      3,750
                50,000               3,750      7,500
                75,000               5,625     11,250
               100,000               7,500     15,000
               125,000               9,375     18,750
               150,000               11,250    22,500
               175,000               13,125    26,250
               200,000               15,000    30,000
               228,860*              22,500    45,000

          ___________________
          * The maximum permitted salary recognized under the Internal Revenue Code of 1986, as amended (the
            "Code") as in effect in 1992.

     As of June 1, 1992, the date on which the accrual of future benefits was suspended, Mr. Manzi had eight years, Mr. Landry had less than one year, Ms. Rokoff had seven years, Mr. Schechter had four years and Mr. Weiler had one year of service under the Pension Plan.

Other Benefit Plans

     The Company currently provides certain benefits to its eligible employees (including its executive officers) through the additional benefit plans described below:

     1992 Stock Option Plan. The Company maintains the 1992 Stock Option Plan (the "Stock Option Plan") to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to certain employees and consultants to contribute to the success of the Company. The Stock Option Plan is administered by a committee of the Board of Directors that consists of independent directors. Stock options granted under the Plan may not be granted at less than fair market value on the date of grant.

     Employee Stock Purchase Plan. The Company maintains the Employee Stock Purchase Plan (the "Employee Plan") to provide incentive and to encourage ownership of Common Stock by all eligible employees of the Company and its subsidiaries. Employees of the Company may participate in the Employee Plan by authorizing payroll deductions over a six month period, with the proceeds being used to purchase shares of Common Stock for the participant at a discounted price. The Employee Plan is intended to be an "employee stock purchase plan" under Section 423 of the Code.

     Profit Sharing Plan and 401k Plan. The Company's Profit Sharing and 401k Plan (the "Plan") provides savings options to eligible U.S. employees of the Company through deferment of a portion of their compensation. Participants may elect to defer 2% to 12% of their compensation into the Plan and may also elect to contribute up to an additional 10% of their compensation on a non-deferred basis; provided that the combination of deferred and non-deferred contributions cannot exceed 12% of annual compensation. The Company also makes matching contributions equal to a percentage of the participant's monthly deferred contributions.

     Under the Plan, an annual discretionary profit sharing contribution by the Company based on a percentage of operating profit is allocated to the accounts of all participants, who do not themselves make any profit sharing contribution. The level of Company profit sharing and matching contributions is set annually by the Board of Directors.

     The Plan is administered by a committee appointed by the Board of Directors. Each participant's contributions to the Plan are held in trust by a bank trustee and are invested in certain investment funds in accordance with the participant's instructions. The Plan is intended to be a qualified plan under
Section 401(k) of the Code.

     Defined Restoration Plan. The Company adopted the Defined Contribution Restoration Plan to provide supplemental retirement benefits to employees, who because of limitations imposed by the law on benefits under tax qualified plans, would receive less than the full benefits to which they would have otherwise been entitled under the Company's qualified retirement plan. Under the Defined Contribution Restoration Plan, a participant's account is credited each year with the amount by which his or her profit sharing allocation under the Company's Profit Sharing and 401k Plan, calculated without consideration of the limitations imposed under the Code, exceeds the amounts permitted under the Code. The Company's funding policy is to pay these supplemental benefits directly to participants as they become due, and no assets are being set aside in advance for this purpose.

Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, which is composed of four independent directors, makes recommendations to the Board on the three key components of the Company's executive compensation program, base salary, annual incentive awards and long term incentives.

Compensation Policies for Executive Officers.

     The Company's executive compensation program is designed to attract and retain fully qualified executives in the highly competitive high technology marketplace. The levels of executive compensation established by the Committee are designed to be consistent with those available to other executives in the industry.

     The Committee establishes individual compensation awards based on the contribution the executive has made in attaining the Company's short term and strategic performance objectives as well as the executive's anticipated future contribution. The Company's executive compensation program consists primarily of the following integrated components:

     1. Base Salary-which is designed to compensate executives competitively within the industry and marketplace.
     2. Annual Incentives-which provide a direct link between executive compensation and annual Company performance against predetermined measures.
     3. Long Term Incentives-which consist of stock options that link management decision making with long-term Company performance and shareholder interests.

     Base Salary. Base salary levels for executive officers of the Company are reviewed annually by the Committee.
The Committee's current policy is to maintain base salary levels within the upper quartile of the industry, based on industry surveys and competitive analyses compiled by the Company's Human Resources department and reviewed by the full Board of Directors. With the exception of June Rokoff, who was promoted to Senior Vice President of Development in May 1992, base salary levels have not increased since 1990 for the Company's named executive officers.


     Annual Incentives. All executive officers participate in an Executive Incentive Program, which compensates officers in the form of annual cash bonuses. Awards under this program are based on the attainment of specific Company performance measures established by the Compensation Committee at the beginning of the fiscal year. These performance measurements are keyed to management's annual operating plan and are based on the achievement of specific operating profit, revenue growth, revenue per employee and expense per employee.

     Long Term Incentives. The Company provides long term incentives through its Amended and Restated 1983 Nonqualified Stock Option Plan and its 1992 Stock Option Plan. The purpose of these plans is to create a direct link between compensation and the long-term performance of the Company. Stock options under these plans are granted at or above fair market value and vest in installments, generally over four years. Options granted before January 1, 1993 have a five year term and options granted on or after that date have a seven year term. The Company makes its annual grant of options to its employees, including its executive officers, in January, to enable the Company to more closely link option grants to individual contribution and Company performance.

     When recommending option awards for an executive officer, the Committee considers (i) the executive's current contribution to Company performance, (ii) the anticipated contribution in meeting the Company's long-term strategic performance goals and
(iii) industry practices and norms. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executives' compensation is directly aligned with an increase in shareholder value.

     In 1994, the Company adopted a "premium" stock option program for the CEO, the executive officers and certain other officers of the Company, which program is designed to enhance the link between the participant's compensation and the long-term performance of the Company, and assist in the retention of each participant. Under this program, participants receive options to purchase Common Stock under the 1992 Stock Option Plan at 20% above fair market value. Options granted under this program have a seven year term and vest over three years beginning on the second anniversary of the date of grant and thereafter in equal monthly installments over the succeeding 36 months.

     In January 1994, the Company granted "premium" options to purchase the following number of shares of Common Stock to the CEO and the next four most highly compensated executive officers at an exercise price of $64.50 per share: Mr. Manzi - 200,000; Mr. Landry - 100,000; Ms. Rokoff - 100,000; Mr. Schechter - 100,000; and Mr. Weiler- 100,000.

CEO Compensation

     Base Salary. The CEO's salary is positioned competitively to the mid-range of the marketplace through comparison of industry surveys and competitive analyses compiled by the Company's Human Resources department and reviewed by the Committee. The CEO has not received a base salary increase since
January 1990.

     Incentive Compensation. During the past four years, the Committee has gradually moved to increase the incentive portion of the CEO's total potential compensation through the annual Executive Incentive Program. The Executive Incentive Program is dependent on Company performance as determined by four measurements, each of which has a weighting that comprises 100% of the CEO's target incentive award. The CEO's maximum potential annual incentive award under this program is 150% of base salary. The four award measurements are: (i) the Company's performance against operating profit (ii) total revenue growth (iii) average revenue dollars per employee and (iv) average expense per employee. These targets are set and approved by the Committee annually.
This year, the Company is soliciting the approval of the material terms under which compensation is payable to the CEO under the Executive Incentive Program in order to retain its deductibility for U.S. federal income tax purposes. See "Proposal No. 3" below.

     Long Term Incentive. In January 1994, the CEO received a "premium" option grant as described above. Consistent with the Committee's considerations for awards under this plan, the award was based on the anticipated contribution of the CEO to the attainment of the Company's long-term strategic performance. Based upon an assessment of industry norms, the Committee believes that the awarding of this grant is within the scope of the marketplace for industry executives.

                              Respectfully submitted by the
                              Compensation Committee,

                              Richard S. Braddock, Chairman
                              Chester A. Siuda
                              Henri Termeer
                              Aldo Papone



Compensation of Directors

     All Directors, with the exception of Mr. Manzi, received an annual retainer of $24,000 for the fiscal year ended December 31, 1993, together with reimbursement of expenses incurred in attending meetings of the Board of Directors.

     On January 1, 1994, Mr. Braddock, Mr. Graev, Mr. Papone, Mr. Porter, Mr. Siuda and Mr. Termeer were each granted an option to acquire 10,000 shares of the Company's Common Stock at an exercise price of $53.875 per share, which price was equal to the market value of the Company's Common Stock on the first business day following that date, pursuant to the Company's 1986 Stock Option Plan for Non-Employee Directors. For a more complete description of that plan, see "Proposal No. 2" below.

Compensation Committee Interlocks and Insider Participation

     Mr. Braddock, Mr. Graev, Mr. Papone, Mr. Siuda and Mr.
Termeer each served on the Compensation Committee of the Board during 1993.

     Mr. Graev, who is a member of the Company's Board of Directors and who was a member of its Compensation Committee during 1993, is also a member of the law firm of O'Sullivan Graev & Karabell.
During fiscal year 1993, the Company paid to O'Sullivan
Graev & Karabell fees of approximately $2,738,000 for legal services.

Compliance with Section 16(a) of the Exchange Act

     Michael E. Porter, a Director of the Company, made one late filing reporting the purchase of 500 shares of Common Stock that was required to be filed in 1993 on Form 4 pursuant to Section 16(a) of the Exchange Act. Mr. Porter subsequently reported this transaction.

Performance Graph

     The following indexed graph indicates the Company's total return to its shareholders for the past five year period ended December 31, 1993 as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's High Tech Composite Index. This graph assumes a $100 investment at the beginning of the five-year period and the reinvestment of all dividends.

(Pursuant to Item 304 of Regulation S-T, the Company has submitted the performance graph under cover of Form S-E)





             PROPOSAL NO. 1 - ELECTION OF DIRECTORS


     Each of the persons named below has been nominated for election as a director of the Company until the 1995 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board of Directors. The nominees receiving a plurality of the votes cast at the Meeting will be elected as directors.

Information Pertaining to Nominees

     The following table sets forth the name and address of each nominee, the age of each nominee, the year in which each nominee first became a director of the Company, the principal occupation of each nominee during the past five years and any other directorships held, as of March 1, 1994, by each nominee in any company subject to the reporting requirements of the Exchange Act or in any company registered as an investment company under the Investment Company Act of 1940, as amended.

                                    Year in
                                    Which
                                    Nominee
                                    First Became      Principal Occupation
Name and Address            Age     Director          During Past 5 Years                  Directorships
- ---------------------------------------------------------------------------------------------------------------
Jim P. Manzi                 42        1984           Chairman of the Board of the         None
c/o Lotus Development                                 Company (1986 to present);
Corporation                                           President and Director of the
55 Cambridge Parkway                                  Company (1984 to present)
Cambridge, MA 02142

Richard S. Braddock          52        1992           Chief Executive Officer (1993),      Eastman Kodak Company
c/o Lotus Development                                 Medco Containment Services, Inc.
Corporation                                           (health care related services
55 Cambridge Parkway                                  company); President and Chief
Cambridge, MA  02142                                  Operating Officer (1990-1992),
                                                      Citicorp and Citibank, N.A.
                                                      (bank and financial services
                                                      companies); Sector Executive
                                                      (1985-1989), Citicorp and
                                                      Citibank, N.A.



William H. Gray III          52        1994           President and Chief Executive        Chase Manhattan Corp.;
c/o United Negro College Fund                         Officer of the United Negro          MBIA Corp.; Prudential
700 13th Street, N.W.                                 College Fund (since 1991);           Insurance Corp. of
Suite 1180                                            Congressman 2nd District             America; Rockwell Int'l
Washington, D.C.  20005                               Pennsylvania, U.S. House of          Corp.; Scott Paper Co.;
                                                      Representatives (1979-1991)          Union Pacific Corp.;
                                                                                           Warner Lambert Corp.;
                                                                                           and Westinghouse Electric
                                                                                           Corp.


Michael E. Porter            46        1993           Professor, Harvard Business          Alpha Beta Technologies, Inc.
c/o Harvard Business                                  School (1973 - present)
School
Aldrich Building,
Room 200
Soldiers Field Road
Boston, MA  02163

Henri A. Termeer             47        1993           Chairman, President and Chief        Abiomed Inc.;
c/o Genzyme Corporation                               Executive Officer, Genzyme           AutoImmune Inc.;
One Kendall Square                                    Corporation (1988 - present)         Hambrecht & Quist
Cambridge, MA 02139                                                                        Health Care Investors,
                                                                                           Inc.; Hambrecht & Quist
                                                                                           Life Sciences; IG
                                                                                           Laboratories, Inc.; and
                                                                                           Neozyme II Corp.




Board Meetings and Committees

     The Board of Directors is comprised of Jim P. Manzi, Richard
S. Braddock, Lawrence G. Graev, William H. Gray III, Aldo Papone, Michael E. Porter, Chester A. Siuda and Henri A. Termeer. The Board of Directors met seven times during the year ended December 31, 1993. The Board of Directors has a Compensation Committee, which establishes and reviews compensation of senior management and which consists of Messrs. Braddock, Termeer, Papone and Siuda. The Compensation Committee met three times during 1993. The Board of Directors also has an Audit Committee which oversees actions taken by the Company's independent auditors and reviews the Company's internal controls, consisting of Messrs. Porter, Papone and Siuda. The Audit Committee met twice during 1993.

     The Board of Directors of the Company had a Nominating Committee consisting of Messrs. Braddock, Graev, Papone and Siuda for the purpose of recommending nominees for election as directors of the Company to the Board of Directors. The Nominating Committee met once during 1993. The Nominating Committee was disbanded in September 1993.

     Pursuant to the Company's By-laws, the Board of Directors has set the number of directors of the Company to be elected at the Meeting at five. All nominees are currently members of the Board of Directors. Mr. Graev, Mr. Papone and Mr. Siuda have decided not to stand for re-election in 1994.



Certain Transactions

     In 1993, the Company paid fees for legal services to O'Sullivan Graev & Karabell, the law firm of which Mr. Graev, a director of the Company, is a member. See "Compensation
Committee Interlocks and Insider Participation" above.

     The Company's Profit Sharing and 401k Plan invests in a number of investment funds at the direction of its participants. During 1993, the Profit Sharing and 401k Plan invested in the Fixed Income Fund, which is managed by Fidelity Management Trust Company, and in the Fidelity Magellan Fund and the Fidelity Equity Income Funds, which are managed by Fidelity Management & Research Company. Both Fidelity Management Trust Company and Fidelity Management & Research Company are wholly owned subsidiaries of FMR Corp., which, as of December 31, 1993, beneficially owned greater than 5% of the outstanding Common Stock of the Company. See "Principal Holders of Voting Securities" and "Other Benefit Plans--Profit Sharing and
401k Plan" above.


The Board of Directors unanimously recommends that shareholders vote FOR the election of the nominees listed above.


              PROPOSAL NO. 2 - TO APPROVE AMENDMENT
               OF THE NON-EMPLOYEE DIRECTORS PLAN

Description of the 1986 Stock Option Plan for Non-Employee
Directors

     Purpose.  The 1986 Stock Option Plan for Non-Employee
Directors (the "Directors Plan") was approved by the Company's shareholders in April 1987. The purpose of the Directors Plan is to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its shareholders.

     Shares to be Optioned. Subject to adjustment as described below, no more than 500,000 shares of the Company's Common Stock may be issued through the exercise of options granted pursuant to the Non-Employee Directors Plan. No option may be granted under the Non-Employee Directors Plan after April 27, 1997 (the "Termination Date").

     Administration of the Plan. The Plan is administered by the Board of Directors of the Company, which has the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it deems desirable.

     Eligible Persons. Each member of the Board of Directors of the Company who is not, and who during the immediately preceding 12-month period has not been, an employee of the Company or any subsidiary of the Company automatically becomes a participant (a "Participant") in the Plan. There are currently seven directors
- - Richard S. Braddock, Lawrence G. Graev, William H. Gray III, Henri A. Termeer, Aldo Papone, Michael E. Porter, and Chester A. Siuda - eligible to receive options under the Plan. Each Participant who is in office on November 15 of any year is, on the immediately succeeding January 1, automatically granted an option to acquire 10,000 shares of Common Stock. More than one option may be granted to any one person and be outstanding at any time.

     Option Price. The price of shares that may be purchased upon exercise of an option granted under the Directors Plan is the fair market value of the Common Stock on the date of grant as determined in accordance with the Directors Plan.

     Exercise of Options. Each option granted under the Directors Plan is evidenced by an option agreement which is subject to the terms and conditions of such plan. Options granted pursuant to the Directors Plan, except as described below, are exercisable in installments of 25% upon each anniversary of the date of grant. The term of each option, except as described below, is for a period not exceeding ten years from the date of grant. Upon exercise of an option, a Participant may pay the Company the amount of the aggregate option exercise price with cash or check or with shares of Common Stock.

     Restrictions on Options. No options may be granted under the Directors Plan and no shares of Common Stock may be issued upon the exercise of options unless and until the Company and/or the Participant shall have complied with all laws and regulations relating thereto, including but not limited to federal and state securities laws. Option granted under the Directors Plan are nonassignable and nontransferable by a Participant except by will or by the laws of descent and distribution.

     Changes in Capital Structure. In the event of a stock dividend, stock split or other change in the capital structure of the Company affecting its Common Stock, an adjustment shall be made in the number of shares subject to the Directors Plan and the number and option price of shares subject to options granted thereunder, as may be determined to be appropriate.

     Change in Control. In the event of a Change in Control of the Company (as defined below), an option granted to a Participant will become fully exercisable if, within one year of such Change in Control, such Participant ceases for any reason to be a member of the Board. A "Change in Control" will be deemed to have occurred if (a) there is consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (b) the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company; (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 30% or more of the outstanding Common Stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Any exercise of an option permitted in the event of a Change in Control must be made within 180 days of the related Participant's termination as a director of the Company.

     Amendment. The Directors Plan may be terminated, modified or amended at any time prior to the Termination Date by the Board of Directors, provided such termination, modification or amendment does not (i) increase the maximum aggregate number of shares for which options may be granted under the Directors Plan or the number of shares for which an option may be granted to any Participant without the approval of the shareholders of the Company or (ii) affect the rights of a Participant in the Directors Plan with respect to options previously granted to him or her without his or her consent.

     Termination of Options. In the event of the death of a Participant, any option granted to such Participant may be exercised, to the extent exercisable on the date of death, by the estate of such Participant, or by any person or persons who acquired the right to exercise such option by will or by the laws of descent and distribution. Such option may be exercised at any time within 180 days after the date of death of such Participant, but not after the date on which the option expires by its terms. In the event that a Participant ceases to be a director for the Company, other than by reason of his or her death, any option granted to such Participant may be exercised, to the extent exercisable on the date the Participant ceases to be a director, for a period of 30 days after such date, but not after the date on which the option expires by its terms.

Proposed Action

      On March 24, 1994, the Board of Directors of the Company approved the amendment of the Directors Plan to provide that, subject to the approval of the shareholders of the Company, any non-employee of the Company elected to the Board of Directors between January 1 and June 30 of 1994 or any period from November 16 through June 30 thereafter shall be automatically granted the option to purchase 10,000 shares of Common Stock on the later to occur of (i) the date that such amendment was approved by the Board or (ii) the date of the first meeting of the Board of Directors following the election of the new director. Such option will be at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, as such value is determined under the Directors Plan and will be on the same terms as other options granted under the Directors Plan.

     The amendment will provide for option grants to new members of the Board who because of the timing of their election to the Board would not receive the same benefits under the Directors Plan as other Board members serving during substantially the same
period of time.    Approval of the amendment is being sought so
that the Company can continue to attract and retain the services of experienced and knowledgeable independent directors for the benefit of the Company and its shareholders.

     Approval of the amendment to the Plan is also being requested so that options granted to Directors pursuant to the Directors Plan may qualify for favorable treatment under Rule 16b-3 promulgated by SEC under the Exchange Act. Approval of the Directors Plan will require the affirmative vote of a majority of shares of Common Stock present or represented, and entitled to vote, at the Meeting. If the amendment is authorized, the text of the Section 4 of the Directors Plan will be restated as follows by adding the language indicated below in italics:

          4.  Eligibility: Grant of Option.  Each director
          of the Corporation who is not, and has not during
          the immediately preceding 12 month period been,
          an employee of the Corporation or any subsidiary
          of the Corporation (a "Participant") shall
          automatically be a participant in the Plan.  Each
          Participant who is in office on November 15 of
          any year (commencing with November 15, 1986)
          shall, on the immediately succeeding January 1,
          automatically be granted an option to acquire
          10,000 Shares under the Plan.   In addition, any
          Participant who is elected to the Board of Directors on or between January 1, 1994 and June
          30, 1994 or during any seven and one-half month period beginning November 16 and ending June 30 thereafter shall automatically be granted an option to acquire 10,000 Shares on the later to occur of (i) March 24, 1994 or (ii) the date of the first meeting of the Board following the election of such Participant as a director."

New Plan Benefits

     If the Plan is approved by shareholders, Mr. Gray, who was elected to the Board in January 1994, will receive an option to purchase 10,000 shares of Common Stock at the per share exercise of $81.75.

     The Board of Directors unanimously recommends that shareholders vote for the approval of the amendment to the Directors Plan.


           PROPOSAL NO. 3 - TO APPROVE THE DEDUCTIBILITY
                OF CERTAIN EXECUTIVE COMPENSATION

     Under a recently enacted amendment to the Code, the United States Congress voted to deny a deduction for U.S. Federal Income Tax purposes to publicly held corporations to the extent that compensation paid to a corporation's CEO or any one of the four next most highly paid executive officers exceeds $1,000,000. These deduction limits do not apply, however, to certain types of "performance-based" compensation that meet the requirements of
Section 162(m) of the Code, which requirements include approval by the shareholders of the material terms under which the compensation is payable.

     This proposal solicits approval of shareholders for purposes of Section 162(m) of the Code of the material terms under which the CEO is paid an annual cash bonus under the Company's
Executive Incentive Program. See "Compensation Committee Report on Executive Compensation" above.


     Awards to the CEO under the Executive Incentive Program are based on the attainment of specific Company performance measures approved by the Compensation Committee of the Board of Directors. These performance measurements are keyed to management's annual operating plan and are based on the achievement of specific operating profit, revenue growth and, revenue per employee and expense per employee. According to the written performance goals established for the CEO under the Executive Incentive Program, the maximum bonus award payable to the CEO under the Executive Incentive Program is equal to 150% of the CEO's base salary for the year with respect to which the award is made.

     Approval of this proposal will enable the Company to continue to offer its CEO an incentive compensation package that will continue to retain and attract qualified executives in the highly competitive high technology market place, while preserving for the Company a deduction for U.S. Federal Income Tax purposes for the full amount of such compensation. Approval of this proposal will require the affirmative vote of a majority of shares of Common Stock present or represented, and entitled to vote, at the Meeting.

     The Board of Directors unanimously recommends that shareholders vote FOR the approval of the material terms of the compensation program described above.


  PROPOSAL NO. 4 - TO AMEND THE CERTIFICATE OF INCORPORATION TO
    INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     Under the provisions of the Fourth Article of the Company's Second Amended and Restated Certificate of Incorporation, as amended, the Company's current authorized capital stock is one hundred five million shares, consisting of one hundred million shares of common stock, $.01 par value ("Common Stock"), and five million shares of preferred stock, $1.00 par value ("Preferred Stock"). As of March 1, 1994, there were approximately 45,475,965 shares of Common Stock issued and outstanding and another 13,307,689 shares reserved for issuance under the Company's stock option and employee stock purchase plans. On March 24, 1994, a resolution was unanimously adopted by the Board of Directors which approved submission to a vote of the shareholders a proposal to amend the first sentence of the Fourth Article of the Certificate of Incorporation to provide for a total authorized capital stock of the Company of 205,000,000, consisting of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. In all other respects, the Fourth Article of the Certificate of Incorporation would remain unchanged.

     If approved, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of shareholders of the Company will be required, except as provided under Delaware law or the rules of the NASDAQ System or of any national securities exchange on which the shares of Common Stock of the Company are at the time listed. The availability of additional shares for issue, without the delay and expense of obtaining the approval of shareholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions or in declaring a stock dividend. The Company from time to time investigates acquisition opportunities which might involve the issuance of its Common Stock and is currently considering the declaration of a stock dividend. The availability of sufficient authorized shares will enable the Company to take advantage of these opportunities more readily. However, the Company currently has no agreements to issue additional shares of Common Stock other than the shares of Common Stock that previously have been reserved for issuance as described above.

     The additional shares of Common stock for which authorization is sought would be identical to the shares of Common Stock of the Company now authorized. Holders of Common
Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company.

     Approval of this amendment to the Certificate of Incorporation will require the affirmative vote of a majority of shares of Common Stock entitled to vote at the Meeting. If the amendment is authorized, the text of the first sentence of the Fourth Article of the Company's Certificate of Incorporation will be as follows:

          "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is two hundred five million (205,000,000) shares, of which 200,000,000 shares shall be Common
          Stock, $.01, par value and 5,000,000 shares shall be Preferred Stock, $1.00 par value."

     The Board of Directors unanimously recommends that shareholders vote FOR the proposed increase in authorized shares of Common Stock.


      PROPOSAL NO. 5 RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1994. Coopers & Lybrand has served as the Company's auditors since 1982. It is expected that a member of the firm of Coopers & Lybrand will be present at the Meeting and will be available to make a statement and to respond to appropriate questions. If the shareholders do not ratify the selection of Coopers & Lybrand, the Board of Directors may consider selection of other independent certified public accountants to serve as independent auditors, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve.

     The Board of Directors unanimously recommends that shareholders vote FOR the ratification of this selection.

                      VOTING PROCEDURES

     For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. Shares that abstain or for which the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters.

                         OTHER BUSINESS

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that stated above. If other business should come before the Meeting, the persons named in the proxies solicited hereby, each of whom is an officer of the Company, may vote all shares subject to such proxies with respect to any such business in the best judgment of such persons.

                      SHAREHOLDER PROPOSALS

     It is currently contemplated that the 1995 Annual Meeting of Shareholders will be held on or about May 10, 1995. Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 14, 1994. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

                  EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally by the Company by use of the mails. The Company has also engaged the services of Georgeson & Company Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500 plus expenses. Further solicitation of proxies from some shareholders may be made by directors, officers and regular employees of the Company personally or by telephone, telegraph or letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of Common Stock registered in the name of a nominee. The Company will reimburse any such persons for their reasonable out-of-pocket expenses.


Dated: April 13, 1994



_______________________________________________________________________________



                  LOTUS DEVELOPMENT CORPORATION
                      55 Cambridge Parkway
                 Cambridge, Massachusetts 02142

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edwin J. Gillis and Thomas
M. Lemberg as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock, $.01 par value, of Lotus Development Corporation held of record by the undersigned on April 1, 1994, at the Annual Meeting of Shareholders to be held on May 25, 1994, or any adjournment thereof, on all matters on which the undersigned would be entitled to vote.

     This Proxy when properly executed will be voted in the manner indicated herein by the undersigned. If no contrary indication is made, the proxies will vote FOR the other proposals described in this Proxy and the accompanying Proxy Statement.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

           CONTINUED AND TO BE SIGNED ON REVERSE SIDE

          Please mark
    X     votes as in
 ------   this example

The Board of Directors recommends that you vote FOR Proposals 1 through 5.

1. Election of Directors

Nominees:  Jim P. Manzi, Richard S. Braddock,
           Ratification of selection of
           William H. Gray III, Michael E. Porter
           and Henri A. Termeer

           FOR             WITHHELD
          ______            ______

______________________________________
For all nominees except as noted above


2. Amendment of 1986 Stock Option Plan for Non-Employee Directors

 FOR         AGAINST   ABSTAIN
________    ________   _________


3. Approval of certain compensation payable to CEO for U.S.
   Federal Income Tax purposes

FOR         AGAINST    ABSTAIN
________    ________    _________


4. Amendment of Certificate of Incorporation to increase number of authorized shares

FOR       AGAINST      ABSTAIN
_______   ________    _________

5.  Ratification of selection of Coopers & Lybrand as auditors

FOR       AGAINST      ABSTAIN
______    ________    _________



MARK HERE FOR ADDRESS CHANGE
AND NOTE AT LEFT              ____________________________


This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants both should sign.
Executors, administrators, trustees, etc. should indicate their capacities. If the signer is a corporation, please sign full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation.

Signature:__________________________  Date:________________

Signature:__________________________  Date:________________


___________________________________________________________________________




                        LOTUS DEVELOPMENT CORPORATION
                         1993 REPORT TO SHAREHOLDERS


FINANCIAL HIGHLIGHTS

(In thousands, except per share data)
                             1993         1992         1991         1990         1989
- -------------------------------------------------------------------------------------
Net sales . . . . . . .  $981,168      $900,149    $828,895     $692,242     $556,033
Net income . . . . . . .   55,535(1)     80,403(2)   33,116(3)    23,254(4)    67,961
Net income per share . .     1.24(1)       1.87(2)     0.75(3)      0.54(4)      1.61
Total assets . . . . . .  905,345       763,444     725,537      656,807      604,277
Stockholders' equity . .  528,391       399,438     323,113      309,439      278,305


Notes:    (1)  1993 amounts reflect a non-deductible charge to operations of $19.9 million, or $0.45 per share, for purchased research and development related to the
               Approach Software Corporation acquisition.

          (2)  1992 amounts include pre-tax gains on the sale of the Company's investment in Sybase, Inc. of $49.7 million on a pre-tax basis and $33.3 million, or $0.77 per share, on an after-tax basis.  1992 amounts  also include a restructuring charge of $15 million on a pre-tax basis and $10.1 million, or $0.23 per share, on an after-tax basis.

          (3)  1991 amounts include a restructuring charge of $23 million on a pre-tax basis and $18.6 million, or $0.42 per share, on an after tax basis.

          (4)  1990 amounts reflect a non-deductible charge to operations of $53 million, or $1.23 per share, for purchased research and development related to the
               Samna acquisition.



Figure 1 - photo of Jim Manzi, President and CEO Lotus Development Corporation. Jim Manzi
President and CEO

PRESIDENT'S LETTER

   Companies often use this space to speak of transitions. More often than not, transitions have a beginning and maybe a middle, but rarely an end. It is equally rare in corporate America that any CEO has the opportunity to talk about a transition for two years running - let alone four.

   Last year I reported that our four-year transition was over.
This year it continues to be over.  And to paraphrase T. S.
Eliot, -"In our end is our beginning."

   The new opportunities we have been discussing - and building - for several years now form a tremendous foundation for our company's future. So as we move forward, it is worth reflecting for one last time on where we have been.

   In the last several years, Lotus has actually gone through three transitions, simultaneously. We've gone from a single-product company to one with a broad product line. We've gone from a company whose products required users to learn a keyboard command structure to a company that pioneered SmartIcons and other graphical features that make personal computers easier to use.
And we've gone from a leader in standalone applications to a leader in network applications.

   We cannot pretend that it's been easy. We have seen $350 million in our DOS business - or more than a third of our revenue - simply evaporate in the last two years. But we have been able to more than make up for it with new products.

   In the late 80s we noted the trend towards network computing, which meant that PCs had the potential to become not just isolated computational devices, but powerful new tools for communications and information-sharing. We placed ourselves at the forefront of this new style of computing.

   Our strategy, which we began talking about four years ago, is based on three precepts: differentiate our desktop applications by bringing integrated communications capabilities and enriched groupware services to these applications, dominate the high growth areas of communications and workgroup computing with cc:Mail and Notes, and demonstrate leadership in mobile computing.

Figure 2 - Product box shot SmartSuite/Windows.

   In 1993 it became clear that our strategy had taken hold in the marketplace. By the fourth quarter, our communications products were generating 25 percent of total revenue. Our SmartSuite of integrated desktop applications accounted for 47 percent of our Windows desktop revenue. As a result, our earnings in the fourth quarter more than doubled from a year earlier.

   A major event in solidifying our strategy this past year was the shipment of 1-2-3 Release 4 for Windows. 1-2-3 Release 4 is not only highly competitive as a standalone product, taking full advantage of the Windows operating environment, but it also takes desktop integration to a new level, working very well with its companion SmartSuite applications and with the powerful information-sharing underpinnings of Notes. We now have the most robust desktop suite in the marketplace.

   One of the major advantages of having a well-defined strategy - one that does not change from day-to-day - is the financial discipline it provides. Strategy is as much a process as a goal, and it has helped us concentrate on the higher-growth, higher-potential parts of our business, and it has brought greater discipline to our spending and investment decisions.

   In last year's Annual Report I expressed frustration that the stock market was too narrowly focused on spreadsheets and did not take into account the value of Notes and the way it has revitalized all our applications. But in the past year I have to say the market has become remarkably more efficient in the way it values our company, our strategy and our results. This increased
- - "efficiency" brought an increase of $1.6 billion in market valuation during 1993.

   The way that Notes has taken off and the excitement that surrounds it, not just among customers but within our industry, certainly accounts for much of the rise in our stock price. Two years ago there were 500 Notes customers, and today there are 3,000 worldwide. These are customers with anywhere from 4 or 5 to 30,000 Notes licenses. Three years ago there were 70 Notes value-added resellers. Today there are over 3,000 value-added resellers, developers and independent software vendors who are building Notes applications and using Notes to provide business process solutions for their customers.

Figure 3 - Photo of Lotusphere collateral.

   In December we invited Notes customers, developers and business partners to Lotusphere in Orlando, Florida. We planned on several hundred, but more than 2,000 people wanted to attend.
Our Notes partners made 70 new product announcements at the conference - new workflow applications, new agent technology, new applications to gain access to external data, new tools to integrate Notes with internal databases and new links between Notes and extended communications networks.

   Notes has created its own industry. It is more a platform than an application. It provides a rich applications development environment apart from the operating system. Notes is generating a whole new class of applications based on communications and collaboration that enable organizations to carry out basic business processes in new, more productive ways. We believe the Notes industry is destined for further rapid growth as more and more users view Notes as their primary interface into the world of connected computing.

   The challenge is to continue to reinforce and build on the dominant position that Notes has given us. We are hard at work on something we call Lotus Communications Server (LCS), an industrial-strength messaging backbone for both Notes and cc:Mail. cc:Mail, with its 4 million users, 50 percent market share of LAN-based electronic mail worldwide and its integration with Notes, provides us with a significant market position in enterprise computing. We will ensure that Notes and cc:Mail continue to work well together.

   Notes already enables many customers to share information with customers and suppliers, but there are even further opportunities for making Notes a public platform for the extended enterprise. We have not yet been able to find out what the Information Superhighway is, but we feel certain that Notes will have at least a couple of lanes.

   We can be confident about the future. But this means we now have the added challenge of not falling prey to complacency or hubris.
It can be as difficult to deal with success as it is with adversity. In fact, our initial burst of success ten years ago may have contributed to tough times later on. This time we will remember the old show business maxim: "It takes 20 years to become an overnight success."

   Our greatest strength will come from the continued commitment and hard work of our employees. It is no exaggeration to say that all of us at Lotus have been tempered by fire. Transitions - even successful ones - are always far more painful internally than they appear to be from the outside. But tough times also bring strength, and the people of Lotus are now stronger, smarter and more of a team than ever before in our history.

   Our strategy is working, but we know we must continue to execute. We have set a goal of 15 to 18 percent pre-tax profit margin. We met that goal in the fourth quarter, and we must maintain this momentum going forward. Execution also means focusing more intently than ever before on our customers. The pages that follow will focus on one particular customer that made the decision to invest in Notes towards the end of 1993.

   The customer is 3M, the company that invented scotch tape and Post-it notes as well as 60,000 other products. 3M continues to innovate and reinvent itself. It's a company that faces the same competitive pressures as many of our customers. These customers know there+s an opportunity to use information technology to do new things in new ways, but at the same time, they face some difficult technology choices.

Figure 4 - Photo of 3M building.

   Our relationship with 3M is similar to our relationships with most of our customers today. They tend to be at a higher level in the organization, and both Lotus and our customers are not so much interested in a single sale or transaction, as in a long-term relationship. And because the technology decisions are often difficult and involve significant investments, there is a premium on frank, open discussions, and on honesty.

   Customers care as much about our experience and expertise as they do about our products. They are often making the transition to a new model of computing based on communications and information-sharing.

   And at Lotus we have a good deal of experience in transitions.

Jim Manzi
President and CEO

Figures 5 -20 - 2 pages of photos of 3M and Lotus employees at work. Why did 3M decide to use Lotus Notes?

While it would make a good story, the reason probably has little to do with any resemblance between 3M+s well-known communications product, Post-it notes, and Lotus' software equivalent.

The real reason has to do with 3M's corporate goal of continuous innovation and its belief that information technology has an essential role in achieving that goal.

3M has a well-deserved reputation as an innovative company, going back to the 1920s and its invention of the world's first waterproof sandpaper. Today 3M has more than 60,000 products, ranging from adhesives and fabric protectors, to reflective sheeting for highway signs, to audio and video tapes and diskettes for computers, to medical diagnostic tools and heart-lung equipment.

In the 1993 Fortune magazine survey, 3M was once again named one of America's most admired corporations, and was second highest among all U.S. companies when it comes to innovation.

As part of its culture of innovation, 3M has always stayed at the forefront of information technology. It was an early adopter of enterprise-wide electronic mail. It was one of the first corporations to adopt PC technology and one of the first to tie PCs together in local area and wide area networks (where it now deploys cc:Mail). It uses multimedia CD-ROM technology to distribute regular updates on its product line. And, of course, 3M has now made a major commitment to the workgroup computing technology of Notes.

David Drew, who is head of information technology at 3M, discusses the relationship between information technology and innovation.
Figure 21 - Photo of David Drew, head of information technology at 3M.

   "We used to have a goal at 3M that 25 percent of our revenues had to come from products that were new in the past five years.
That's changed. The current goal is 30 percent of revenues from new products every four years. The question is how do you do it?

   "You have to keep the channels of innovation open, and that means information flow - across laboratories, manufacturing sites and markets in 58 different countries. And across functions - innovation comes from cross-fertilization and sharing ideas.

   "The problem is that there are too many demands from too many sides - everyone wants their own application. And with the speed of change in technology it can quickly become a mess - people unable to communicate because they are locked in different systems.

   "So my job is to provide an infrastructure, to provide standards, to provide common platforms for application development so that information can be shared - no matter where in the world we happen to be."

Bob Weiler is head of Lotus' North American Business Group.
Figure 22 - Photo of Bob Weiler, head of Lotus' North American
Business Group.

   "For us, global competition comes down to giving customers the tools they need to compete in many different markets, and across markets, and making sure those tools are available today - anywhere in the world. Companies like 3M are saying to us, it+s not enough to simply deploy our products in the U.S. and then wait six months for the European versions, and then another three months before the Japanese or Taiwanese version is ready.

   "Everyone talks about +globalization+ but dealing with it and capitalizing on it is much easier said than done. I think we do a much better job than most. When 3M first began deploying its Notes applications, for example, one of the very first pilots was a Kanji version in Japan."

David Drew gives the background on the decision to make Lotus
Notes a global standard at 3M:

   "If you want to know the truth, some of us actually began to look for technology like Notes long before we had heard of Notes, perhaps even before it existed.

   "In the mid-80s we began talking about the need for what we later called a 'common document system.' Like many people at 3M I had spent a good part of my career at various remote locations around the globe, and we had developed a pretty good telecommunications infrastructure for keeping people in touch with each other.

   "But there was a strong sense that we could do more. Much of the data that passed back and forth was narrow and transactions-oriented, and did not capture the richer, human context. There was also the problem of interoperability. Much of the information that needed to be shared had been created by applications on systems that were foreign to other people in the organization.

   "So we developed a global document management strategy, which was really more of a quest, and it eventually led us to Notes."

Figure 23 - Photo of Michael Makowski, manager of the Common Document System project at 3M.
Michael Makowski managed the Common Document System project at 3M, which began in October, 1992. The project team conducted surveys, did transnational market analyses, and conducted pilots that evaluated Notes against a number of alternatives. Once the team had made its recommendations, it became Makowski+s job to help sell them within 3M.

Figure 24 - Photo of Michael Makowski of 3M.
   "I'm not sure it was really my job to sell Notes. I think the better term is executive education. But whatever it was, it did take some doing - not so much because of Notes, but because of history.
   "3M has always looked ahead in information technology. A number of years ago we saw the potential in sales force automation, which makes sense if you've got a lot of products, a lot of sales reps, and you+re a new product company. But none of the attempts really worked very well. Partly it was the technology, which was just not there, and partly it was costs - which began to go through the roof once you tried to do something fancy.

   "Suddenly that+s changed - with the incredible price/performance curve, 486 machines, 50,000 PCs at 3M and half of them networked, and software like Notes that+s designed for networks.

   "There was initially some resistance to Notes. What were the real short-term payoffs? Did it require end-users to become programmers? Was its imaging support reliable? We developed four prototype applications - one managing lab books, which is intellectual property, another in routing and approval, another in managing the early stages of product development and another in packaging and engineering change orders. The product development application was particularly important because it showed Notes' workflow capabilities. The people who used that application told others, 'Hey, you don+t need a lot of programming in order to do this.'

   "I also had a lot of meetings with people from the divisions - at 7:30 in the morning - to show them what they could start doing with Notes immediately. I'd show them a travel authorization form that was easy to create, and they'd say, 'Why can't I have this?' The idea was to have Notes stare them in the face.
That's how you sell it."

Figure 25 - Photo of Erik Renaud, Lotus district sales manager.
Erik Renaud, Lotus district sales manager, is part of the Lotus extended account team.

   "On a large, complex sale like this, the trick is to be very responsive to the customer without having a lot of people going off in all directions. You've got to marshall your resources and manage yourself.

   "We were in close touch with 3M at many different levels in their organization and ours. There was an early meeting between 3M's Chairman, L. D. DeSimone, and Jim Manzi. I remember another early meeting I had with Dave Drew, and as we talked about Notes, his eyes lit up. We also had to work closely with the people in the divisions at 3M because they were a key part of the decision.

   "A lot of things came into focus for 3M in June of 1993 when we invited them to Cambridge for a Notes briefing. John Landry made a presentation and he pretty much proved that Notes was the only technology in existence that enabled you to manage documents globally.

   "Notes was the key - in more ways than one. Not only were we selling Notes, it was also the way our team was wedded together.
Everyone was using Notes."

Figure 26 - Photo of Lynne Capozzi, Lotus Stratigic Account team.
Lynne Capozzi is part of the Lotus Strategic Account Team.

   "3M management was also using Notes as we negotiated the contract. Ironically, that put more pressure on us. Any time there was an article in the trade press raising any questions about the future direction of Notes, 3M would send it to us via Notes and we had to make sure we responded as quickly as possible.

Figure 27 - Notes screen shot.

   "It helped that everyone at Lotus was on Notes. At one point, there were press reports on the Lotus-Eastman Kodak alliance and the future of imaging as part of Notes. Because everyone was sharing information on Notes, the concerns at 3M surfaced quickly and we were able to respond quickly. Bob Weiler flew out to St. Paul to meet Dave Drew and talk about Lotus+ commitment to imaging and our long-term commitment to 3M.

   "At one point in the contract negotiations, a Lotus software engineer, Gregg Steinman, was at one of the divisions trying to get an application up and running on short order. It was important to the contract because it was entirely valid for 3M to want assurance that a product worked before they bought it. As you can imagine, there was a lot of fast information flow over Notes regarding the progress of that application.

   "It was also vital that we stayed in close touch with Lotus+ financial, legal and tax people as we structured this deal. We were able to use Notes to manage a lot of complex documents to arrive at a contract that gave 3M the flexibility that their divisions wanted in deploying Notes.+

Figure 28 - Photo of John Winterhalter, 3M.
John Winterhalter is manager of information technology for 3M+s
Commercial Office Supply Division, which up until the fall of 1993 favored an alternative to Notes.

   "Last August I was asked if we could come up with an application that involved the rapid electronic distribution of graphic art from our ad agency to our dealers. We needed it in two months.

   "In a panic I went to Mike Makowski because I knew he had been working with some Notes prototypes involving imaging. With the help of Lotus and the people from Connect [a Lotus Business Partner] we got the application up and running much faster than anyone thought possible, and I haven+t looked back since. I wish I'd started deploying Notes two years ago.

  "3M is right in the middle of converting to client-server computing worldwide. Almost everything will be client-server - we+re ahead of the curve in having the network infrastructure to do it. And Notes is a natural - the best client-server software I've seen. One of the first things I did was to test it to see if it could replicate globally. It was solid as a rock.

   "Right now we+re also going through a reorganization to bring together customer-focused teams - teams consisting of sales reps, sales managers, technical service, customer service, information systems people and product or manufacturing people. Notes is the way we can coordinate these functions and create teams. They need to deal with an enormous amount of information on products, product changes and prices. Just as important, there+s all sorts of information on people's desks and in people+s heads that needs to be shared. You can coax it out with Notes.

   "Eventually we'll be in direct touch with customers using Notes. It's what we call electronic commerce. As even more people start using Notes, its value expands. That's why the industry that+s building around Notes - companies like Connect here in Minnesota
- - is so important. When you're committing to a new technology, it's good to know you're not alone."

Figure 29 - Photo Tom Kieffer CEO of Connect and Staff.
Tom Kieffer (left) is founder and CEO of Connect, a systems integration company that became part of the Notes industry early on.

   "Connect is a technical services company and our business is helping customers plan, deploy and support networks. We began 8 years ago by doing a lot of work with Novell NetWare - and we still do. NetWare has since become an almost ubiquitous part of the plumbing.

Figure 30 - Photo of Tom Kieffer of Connect.

   "There are parallels between the way NetWare took hold and what's happening with Notes today. Notes is becoming the essential layer, or environment on top of the plumbing. If you want to take full advantage of networks, if you want to collect and disseminate information over the network, if you want to turn information into knowledge, then Notes has become the 'go to' tool.

   "Three years ago we got on board as a Notes Business Partner because it was an exciting new technology and we are new technology heat-seekers. Lotus, however, didn+t have its act together with Notes. It was rough going for a while, but it has paid off for us. Notes is the fastest growing segment of our business - growing at 300 percent compared to overall growth of about 50 percent.

   "One of the things we do for our Notes customers is to help them with their network infrastructure, getting the protocols and the standardized connections in place so they can run networked applications. And as Notes installations mature we can help companies manage their Notes networks. But the biggest opportunity is in adding value - through companion products, new Notes applications, or simply helping customers do new things and achieve business goals more effectively by using Notes.

   "Once people start using Notes, it becomes what we call a dashboard application, the first place people go to on their computer, the place they live, the pivot point on their desktop.
Companies invariably use Notes in more and more business processes almost every day.

   "Why are companies adopting Notes? Well, it allows them to really leverage their network investment. But it also comes down to simple fear - fear that if you don+t take advantage of Notes, you'll lose your competitive advantage to someone else."

Figure 31 - Photo of computer with Post-it note.




MANAGEMENT'S DISCUSSION AND ANALYSIS

As an aid to understanding the Company's operating results, the table below indicates the percentage relationships of income and expense items included in the Consolidated Statements of Operations for the three years ended December 31, 1993 and the percentage changes in those items for the two years ended December 31, 1993.


Percent changes year to year                               Items as a percentage of net sales
1993-92     1992-91        Income and expense items             1993         1992         1991
- -----------------------------------------------------------------------------------------------
  9%           9%          Net sales                           100.0%       100.0%       100.0%
  1%          15%          Cost of sales                        20.6%        22.2%        21.0%
 11%           7%            Gross margin                       79.4%        77.8%        79.0%
- -----------------------------------------------------------------------------------------------
                           Expenses:
  7%           1%            Research and development           12.9%        13.1%        14.1%
  9%          14%            Sales and marketing                47.2%        47.1%        44.7%
  1%          (1%)           General and administrative          7.1%         7.7%         8.4%
  --           --            Other (income)/expense, net (A)     1.8%        (3.4%)        3.6%
 17%          (1%)              Total expenses                  69.0%        64.5%        70.8%
- -----------------------------------------------------------------------------------------------
                           Income before income taxes
                             and cumulative effect of
(15%)         77%            change in accounting principle     10.4%        13.3%         8.2%
 17%          61%          Provision for income taxes            4.7%         4.4%         3.0%
- -----------------------------------------------------------------------------------------------
                           Income before cumulative effect
(31%)         86%            of change in accounting principle   5.7%         8.9%         5.2%
                           Cumulative effect of change
  --        (100%)           in accounting principle              --           --          1.2%

(31%)        143%          Net income                            5.7%         8.9%         4.0%
- -----------------------------------------------------------------------------------------------
                           Per share:
                           Income before cumulative effect
(34%)         91%            of change in accounting principle  $1.24        $1.87        $0.98
                           Cumulative effect of change
- --          (100%)                in accounting principle          --           --         0.23

(34%)        149%          Net income per share                 $1.24        $1.87        $0.75
===============================================================================================

Note (A):  1993, 1992 and 1991 amounts include significant non-recurring income and expense items which are set forth in Footnote J to the financial statements.


RESULTS OF OPERATIONS

1993 compared to 1992
......................

Revenues

In 1993, Lotus continued to execute its "Working Together" strategy. That strategy is defined by products which have common user interfaces, which are integrated with each other, which work across multiple platforms and which help people work together more productively. The centerpiece of this strategy is communications products which facilitate workgroup computing and make the Company's desktop applications more productive through group-enabling and ease-of-use features.
     Lotus' worldwide revenues increased 9% to $981 million in 1993. This revenue increase comprises distinctly different growth rates for desktop applications as compared to communications products and services. Desktop revenues were essentially unchanged in 1993, while communications related revenues grew approximately 55%. Consequently, revenue from communications products and services continues to represent a growing proportion of total revenue.

Desktop Applications Revenue

Lotus' desktop applications include spreadsheets, word processing, graphics, end-user database and personal information management software products. In 1993, users continued to migrate from DOS-based applications to Windows-based applications. Lotus' desktop revenue reflects this trend as Windows revenues more than doubled from the prior year, while DOS-based revenues, particularly spreadsheets, declined approximately $215 million.
     The desktop applications market also experienced the full-fledged emergence of desktop "suites" in 1993. A few major software publishers have combined and integrated their standalone applications into attractively-priced suites of Windows products. Lotus' offering in the suite category, SmartSuite, represented one-third of total Windows desktop applications revenue in 1993. The Company believes that SmartSuite revenues were driven by growing market demand for desktop suites, its highly-rated individual applications, particularly 1-2-3 for Windows, and the high degree of integration among the products in its suite.
     While competition for market share remains intense for Windows desktop applications and prices have declined year over year, pricing remained relatively stable during the second half of 1993. The Company anticipates that downward pressure on pricing for Windows applications will continue in 1994.
     Significant new Windows desktop products released in 1993 include 1-2-3 for Windows Release 4.0, Improv Release 2.0, Freelance Graphics for Windows Release 2.0, Organizer Release 1.1 and SmartSuite for Windows Release 2.0. In addition, in June 1993, the Company acquired Approach Software Corporation, developers of end-user relational database applications for the Windows environment. The Company also released 1-2-3 for OS/2 Release 2.0, Freelance Graphics for OS/2 Release 1.0, Ami Pro for OS/2 Release 3.0 and an OS/2 SmartSuite during 1993.

Communications Products and Services Revenue

Communications products and services include Notes, cc:Mail and consulting services. Revenues from communications products and services increased substantially, reflecting the growing momentum behind workgroup computing, and represented 19% of total revenue in 1993 as compared to 13% in 1992.
     Revenue from Notes, the Company's innovative workgroup computing product, more than doubled over the prior year. Contributing to Notes growth were market related factors, such as an expanding client-server market and a greater availability of networked and portable computing applications. Revenue gains were also driven by the shipment of Notes 3.0 in May 1993, the Company's broadening of distribution through its network of distributors and resellers and an expansion of the number of business partners selling and developing applications for Notes. New versions of Notes 3.0 were shipped for the Windows, Macintosh and OS/2 platforms in May 1993.
     cc:Mail revenues grew considerably, primarily on the strength of new products for the Windows and OS/2 platforms and the continued growth of the market for PC-based networked electronic mail systems. Consulting services revenue also increased significantly resulting from internal growth and from the acquisition of several consulting businesses.

International Revenue

Revenues outside the United States, most of which are collectible in foreign currencies, grew by 12% during 1993 and accounted for 51% of worldwide revenues in 1993 and 49% in 1992. International sales growth was primarily propelled by sales gains in the United Kingdom, Germany, Italy and the Asia Pacific region. The impact of foreign currency fluctuations on international revenues was insignificant in 1993 as the impact of the strengthening U.S. dollar in Europe was neutralized by the weakening of the U.S. dollar in Japan. Foreign currency fluctuations did not significantly impact revenue in 1992.


Expenses and Profit Margins

Gross margin as a percentage of sales increased to 79% in 1993 compared with 78% in 1992. The rate was favorably affected by the achievement of manufacturing efficiencies resulting from higher production volumes, the closing of the Company's Puerto Rican manufacturing plant and material cost reductions. The margin improvement is also attributable to a greater proportion of higher margin communication products in the sales mix and to reduced manufacturing and delivery costs resulting from an increase in license sales.
     The Company continues to make investments in research and development to maintain a strong competitive desktop position and to continue to improve its communications products. Research and development expenses increased 7% to $127 million in 1993, reflecting a constant level of desktop development spending year over year and significantly higher spending associated with development and enhancement of the Company's communications products and working together technology. Historically, the primary activities of the development organizations outside the U.S. were to translate and localize products for international markets. In the current year, international development organizations initiated efforts to develop products in parallel with the development in U.S. with the goal of achieving simultaneous release of various language versions of new products. Going forward, the Company plans to continue this effort in 1994 and expects to reach its goal within the next few years.
     Sales and marketing expenses increased 9% to $463 million in 1993 driven by the Company's substantial investment in its communications business and in SmartSuite. Increased spending on advertising and marketing programs for SmartSuite reflects the market shift from standalone applications to integrated suites. The increase is also attributable to the Company's continued efforts to attract users transitioning from DOS to Windows, the expansion of worldwide support organizations and the growth of the consulting services business.
     General and administrative expenses increased 1% to $70 million in 1993. The relatively minor change reflects the Company's continued efforts to control infrastructure and fixed costs.
     Despite declining interest rates, interest income was higher in 1993 because of higher average cash and short-term investment balances. Interest expense declined primarily due to scheduled repayments of long-term debt obligations.
     In June 1993, the Company acquired Approach Database Corporation. The purchase price included $15 million of initial cash consideration, the assumption of certain liabilities and future consideration. A significant portion of the purchase price was allocated to purchased research and development, resulting in a $19.9 million charge to the Company's 1993 operations. This charge, which is reflected in other income and expense, is not deductible for tax purposes. Earnings for 1993, excluding the charge, were $75.4 million or $1.69 per share. Other income and expense in 1992 included a pre-tax gain of $49.7 million from the sale of the Company's investment in Sybase, Inc., offset by a restructuring charge of $15 million. Earnings for 1992, excluding the gain and the restructuring charge, were $57.2 million or $1.33 per share.
     The effective tax rate for 1993, excluding the effect of a non-deductible charge for purchased research and development related to the acquisition of Approach, was 38% compared with 33% in 1992. In 1993, the Company adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, ("FAS 109") retroactive to January 1, 1991. The increase in the tax rate in 1993 reflects the effect of the loss of tax benefits associated with the closing of the Company's Puerto Rican manufacturing plant, a one percentage point increase in the U.S. federal statutory tax rate and the impact of the statutory rate change on deferred taxes in accordance with FAS 109.
     Looking forward, the Company expects the dominant 1993 trends to continue in 1994. The communications business is expected to grow significantly and will continue to represent a greater proportion of total revenue. The Company also anticipates that sales of suites will continue to displace sales of standalone applications as the market demand for integrated desktop applications continues to grow. As a result, Smartsuite revenues are expected to account for a greater percentage of Windows desktop revenue. While Windows desktop revenues are expected to increase in 1994, these gains will be partially offset by further declines of DOS-based revenues. The Company believes that the magnitude of the decline in DOS-based revenues in 1994 should not be as dramatic as that experienced in 1993 as DOS-based revenues continue to represent a smaller share of overall revenue.

1992 compared to 1991

The 9% increase in worldwide revenue in 1992 compared to 1991 reflected strong volume growth across all desktop applications for the Windows platform and in communications products and services, partially offset by the loss of $135 million of DOS-based revenues. New releases in 1992 included 1-2-3 for Windows Release 1.1, 1-2-3 Release 2.4 and 3.4 for DOS, and Ami Pro Release 3.0. Revenues from communications products and services doubled in 1992 and grew to 13% of total revenue. International revenues grew by 6% during 1992 and accounted for 49% of worldwide revenue in 1992 compared with 51% in 1991.
     Gross margins declined by 1% from 1991 to 1992, attributable to higher amortization charges for software and other intangibles and lower selling prices. This decline was partially offset by more cost effective product packaging and the achievement of favorable manufacturing efficiencies.
     The growth in operating expenses in 1992 reflected higher sales and marketing spending to gain market share during a critical period of user migration from DOS to Windows. Spending increases resulted from advertising and marketing campaigns to promote the Company's Windows-based products, expansion of customer support organizations and growth in the consulting services business. Research and development expenses were essentially unchanged from 1991 as steps were initiated in 1992 to increase the effectiveness of development spending through improved focus of development activities, reduced headcount and lower infrastructure costs.
     In addition to cost reduction efforts initiated in late 1991, the Company recorded a $15 million restructuring charge to other income and expense in 1992 principally to cover costs associated with the closing of its Puerto Rican manufacturing subsidiary and the restructuring of North American and European operations.
     During 1992, the Company sold its investment in Sybase, Inc. for $77.7 million, resulting in a pre-tax gain of $49.7 million which is included in other income and expense. After tax, the gain was $33.3 million or $0.77 per share.
     Interest income was lower in 1992 because of declining interest rates. Interest expense declined primarily due to scheduled repayments of long-term debt obligations.
     The effective tax rate was 33% in 1992 compared to 36.3% in 1991. Most of the improvement resulted from the utilization of research and development credit carryforwards.


Liquidity and Capital Reserves

Cash and short-term investments increased $124 million to $417 million at December 31, 1993. The two primary sources of cash flow in 1993 were $162 million of cash generated by operations and $82 million in proceeds from the issuance of common stock under the Company's employee stock plans and tax benefits thereon. The Company used a portion of the cash for investing and financing activities, including $31 million for the purchase of property and equipment, $37 million for payments for software and other intangibles, $15 million for the acquisition of Approach Software Corporation and $30 million for the scheduled repayment of long-term debt.
     A substantial portion of the Company's cash and short-term investments are either deposited in financial institutions located in Puerto Rico or held by subsidiaries outside the United States. These investments can be readily transferred to the United States as required, subject to income and/or withholding taxes upon repatriation. Taxes have already been provided for the tax liability which would result.
     The Company's financial reserves are represented by short-term investments and unused portions of credit facilities. During 1993, the Company increased its revolving credit facilities with domestic and international banks by $25 million to $150 million. The Company believes its financial reserves and funds provided by ongoing operations are adequate to meet future liquidity requirements.


LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Years ended December 31,
(In thousands, except for per share data)          1993         1992         1991
- ---------------------------------------------------------------------------------
Net sales                                      $981,168     $900,149     $828,895
Cost of sales                                   202,443      200,103      174,209
                                               --------     --------     --------
    Gross margin                                778,725      700,046      654,686

Expenses:
    Research and development (Note B)           126,884      118,308      116,586
    Sales and marketing                         462,658      423,813      370,635
    General and administrative                   70,057       69,103       69,955
    Other (income) / expense, net (Note J)       17,357      (31,183)      29,824
                                               --------     --------     --------
        Total expenses                          676,956      580,041      587,000

Income before income taxes and cumulative
     effect of change in accounting principle   101,769      120,005       67,686
Provision for income taxes (Note H)              46,234       39,602       24,570
                                               --------     --------     --------
Income before cumulative effect of change
      in accounting principle                    55,535       80,403       43,116
Cumulative effect of change in accounting
     principle (Notes B and H)                       --           --       10,000
                                               --------     --------     --------
        Net income                             $ 55,535     $ 80,403     $ 33,116
                                               ========     ========     ========
Per share:
  Income before cumulative effect of change
     in accounting principle                      $1.24        $1.87        $0.98
  Cumulative effect of change in accounting
     principle (Notes B and H)                       --           --         0.23
                                                -------      -------      -------
  Net income per share                            $1.24        $1.87        $0.75
                                                =======      =======      =======
  Weighted average common and
    common equivalent shares outstanding         44,721       42,994       43,952
                                                =======      =======      =======

The accompanying notes are an integral part of the consolidated financial statements.

LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                                  December 31,
(In thousands)                                               1993           1992
- --------------------------------------------------------------------------------
Assets
Current assets:
    Cash and short-term investments (Note B)             $416,693       $293,094
    Accounts receivable, net of allowances
        of $30,002 and $25,326                            217,336        178,340
    Inventory (Note C)                                     21,220         23,560
    Other current assets                                   20,817         19,040
                                                         --------       --------
        Total current assets                              676,066        514,034

Property and equipment, net of accumulated depreciation
   and amortization of $153,768 and $165,973 (Note D)     127,437        135,667
Software and other intangibles, net of accumulated
   amortization of $123,016 and $110,715 (Note B)          88,625         99,299
Investments and other assets (Note E)                      13,217         14,444
                                                         --------       --------
        Total assets                                     $905,345       $763,444
                                                         ========       ========

The accompanying notes are an integral part of the consolidated financial statements.


                                                                  December 31,
(In thousands)                                               1993           1992
                                                         ---------      --------
Liabilities and Stockholders' Equity
Current liabilities:
    Notes payable to banks (Note I)                      $     --         $1,130
    Current portion of long-term debt (Note I)             28,480             --
    Accounts payable                                       45,914         40,922
    Accrued compensation and benefits                      36,368         27,180
    Accrued and deferred income taxes (Note H)             49,017         48,790
    Other accrued expenses                                 77,648         75,363
    Deferred revenue (Note B)                              39,996         24,483
                                                         --------       --------
        Total current liabilities                         277,423        217,868

Deferred income taxes (Note H)                             49,531         37,398
Long-term debt (Note I)                                    50,000        108,740
Commitments and contingencies (Note F)
Stockholders' equity (Note G):
    Preferred stock, $1.00 par value,
        5,000 shares authorized, none issued                   --             --
    Common stock, $.01 par value,
        100,000 shares authorized;
        62,152 issued; and 44,928
        and 41,881 outstanding                                622            622
Additional paid-in capital                                251,414        216,740
Retained earnings                                         526,554        471,019
Treasury stock, 17,224 and 20,271 shares
   at an average cost of $14.44 and $14.19 per share     (248,728)      (287,655)
Translation adjustment                                     (1,471)        (1,288)
                                                         --------       --------
        Total stockholders' equity                        528,391        399,438
                                                         --------       --------
        Total liabilities and stockholders' equity       $905,345       $763,444
                                                         ========       ========

The accompanying notes are an integral part of the consolidated financial statements.

LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             Years ended December 31,
(In thousands)                                             1993         1992         1991
- -----------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                          $ 55,535     $ 80,403     $ 33,116
   Gain on sale of investment in Sybase, Inc.                --      (49,706)          --
   Charge for purchased research and development         19,900           --           --
   Depreciation and amortization                         86,973       84,319       70,625
   Cumulative effect of change in accounting principle       --           --       10,000
   Change in assets and liabilities, net of effects from
     acquisitions:
      (Increase) in accounts receivable                 (42,000)     (11,031)     (49,514)
      (Increase) decrease in inventory                    3,207        7,681       (9,077)
      Increase (decrease) in accounts payable and
         accrued expenses                                10,832       (1,295)      37,651
      Increase in accrued and deferred income taxes      11,892       20,620          634
      Increase in deferred revenue                       15,601          521        7,819
      Net change in other working capital items             259       (3,170)      (2,780)
                                                       --------     --------     --------
Net cash provided by operating activities               162,199      128,342       98,474
                                                       --------     --------     --------
Cash flows from investing activities:
   Purchases of property and equipment                  (30,587)     (34,042)     (38,806)
   Payments for software and other intangibles          (36,771)     (39,315)     (32,618)
   Proceeds from sale of investment in Sybase, Inc.          --       77,719           --
   Purchases of short-term investments, net             (79,883)     (31,551)     (55,118)
   Acquisitions                                         (15,455)      (8,725)     (31,592)
   Other                                                  2,002        1,364        4,114
                                                       --------     --------     --------
Net cash used for investing activities                 (160,694)     (34,550)    (154,020)
                                                       --------     --------     --------
Cash flows from financing activities:
  Repayment of long-term debt                           (30,260)     (30,260)     (21,000)
  Purchase of common stock for treasury                  (8,107)     (35,876)     (55,397)
  Issuance of common stock, including tax
    benefit thereon                                      81,708       32,244       37,364
  Increase (decrease) in short-term borrowings           (1,130)     (23,167)      18,885
                                                       --------     --------     --------
Net cash provided by (used for) financing activities     42,211      (57,059)     (20,148)
                                                       --------     --------     --------
Net increase (decrease) in cash and cash equivalents     43,716       36,733      (75,694)
                                                       --------     --------     --------
Cash and cash equivalents, beginning of year            121,133       84,400      160,094
Cash and cash equivalents, end of year                 $164,849     $121,133     $ 84,400
                                                       ========     ========     ========

Supplemental Cash Flow Information
(In thousands)                                             1993         1992         1991
- ------------------------------------------------------------------------------------------
   Interest received                                     $9,971      $10,952      $13,138
   Interest paid                                        ($8,702)    ($13,970)    ($17,185)
   Income taxes paid                                   ($24,698)    ($18,982)    ($23,973)
- ------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 1991, 1992,
and 1993 (Note G)                                         Additional
                                                Common       Paid-In       Retained       Treasury    Translation
(In thousands)                                   Stock       Capital       Earnings          Stock     Adjustment          Total
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                       $591       $157,368       $357,500      ($206,587)       $   567       $309,439

Net Income                                         --             --         33,116             --             --         33,116
Acquisition of 2,104 shares of common stock        --             --             --        (55,397)            --        (55,397)
Issuance of 464 shares of common stock under
     employee stock purchase plan                   5          7,797             --             --             --          7,802
Exercise of 43 incentive stock options              1            474             --             --             --            475
Exercise of 1,605 non-qualified stock options      16         29,071             --             --             --         29,087
Currency translation effect                        --             --             --             --         (1,409)        (1,409)
                                                 ----       --------       --------      ----------       --------      ---------
Balance, December 31, 1991                        613        194,710        390,616       (261,984)          (842)       323,113
                                                 ----       --------       --------      ----------       --------      ---------
Net Income                                         --             --         80,403             --             --         80,403
Acquisition of 1,968 shares of common stock        --             --             --        (35,876)            --        (35,876)
Issuance of 395 shares of common stock under
     employee stock purchase plan                  --          1,308             --          5,518             --          6,826
Exercise of 1,229 non-qualified stock options       9         20,722             --          4,687             --         25,418
Currency translation effect                        --             --             --             --           (446)          (446)

                                                 ----       --------       --------      ----------       --------      ---------
Balance, December 31, 1992                        622        216,740        471,019       (287,655)        (1,288)       399,438
                                                 ----       --------       --------      ----------       --------      ---------
Net Income                                         --             --         55,535             --              --        55,535
Acquisition of 250 shares of common stock          --             --             --         (8,107)             --        (8,107)
Issuance of 360 shares of common stock under
     employee stock purchase plan                  --          2,894             --          5,139              --         8,033
Exercise of 2,937 non-qualified stock options      --         22,604             --         41,895              --        64,499
Income tax benefit related to exercise
     of stock options                              --          9,176             --             --              --         9,176
Currency translation effect                        --             --             --             --           (183)          (183)
                                                 ----       --------       --------      ----------       --------      ---------
Balance, December 31, 1993                       $622       $251,414       $526,554      ($248,728)       ($1,471)      $528,391
                                                 ====       ========       ========      ==========       ========      =========

The accompanying notes are an integral part of the consolidated financial statements.


LOTUS DEVELOPMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A   BUSINESS

The Company and its subsidiaries are engaged in the development, manufacturing, marketing and support of applications software.
The Company sells its products primarily through distributors and resellers.


B  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
.....................

The consolidated financial statements comprise those of the Company and its wholly owned domestic and foreign subsidiaries.
All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition
...................

Revenue from the sale of software products to distributors, resellers and original equipment manufacturers is recognized when the products are shipped. Revenue from the sale of software products under installation agreements with end-users is recognized upon expected installation by the customer, provided that payment is due currently. Maintenance, service and subscription revenues are recognized ratably over the term of the related sales contract or as services are performed. Allowances for estimated future product returns under the Company's agreements with its distributors and resellers for stock balancing and upgrade swaps are provided in the same period as the related revenue.

Cash and Short-term Investments
...............................

All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents, and those with maturities greater than three months are considered to be short-term investments. Short-term investments are stated at cost, which approximates market.
     Cash equivalents and short-term investments consist primarily of certificates of deposit, repurchase agreements, commercial paper and other money market instruments.

                                          December 31,
(In thousands)                         1993           1992
- ----------------------------------------------------------
Cash and cash equivalents          $164,849       $121,133
Short-term investments              251,844        171,961
- ----------------------------------------------------------
Cash and short-term investments    $416,693       $293,094
==========================================================

Inventory
.........

Inventory is stated at cost, using the first-in, first-out (FIFO) method, but not in excess of net realizable value.


Property, Equipment and Depreciation
....................................

Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful life of the assets as follows:

Buildings                                      30 years
Computer Equipment                          3 - 5 years
Manufacturing and other equipment           3 - 5 years
Furniture and fixtures                          5 years
Leasehold improvements        Shorter of lease term or life of asset
Building improvements           Shorter of 10 years or life of asset

Maintenance and repairs are expensed as incurred. The costs of retired assets are removed from asset accounts and related depreciation is removed from accumulated depreciation.


Software and Other Intangibles
..............................

Costs related to research, design and development of computer software are charged to research and development expense as incurred. In accordance with current accounting rules, eligible costs to complete a product are capitalized and amortized over the economic life of the product on a straight-line basis, generally three years. Internal software costs of $25.0 million, $26.0 million and $27.7 million were capitalized in 1993, 1992 and 1991. Related amortization charges of $25.2 million for 1993, $22.2 million for 1992 and $13.9 million for 1991 are reflected in cost of sales.
       Intangible assets associated with acquisitions capitalized in 1993 of $15.2 million were largely attributable to the acquisitions of Approach Software Corporation and consulting services businesses. Intangible assets of $22.1 million and $32.5 million were acquired in 1992 and 1991. These assets are amortized on a straight-line basis, generally over a three to five year period. Related amortization charges, substantially all of which were reflected in cost of sales, totaled $22.5 million in 1993, $19.2 million in 1992 and $15.9 million in 1991.


Income Taxes
............

The Company adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ("FAS 109"), retroactive to January 1, 1991. Prior to 1991, the Company accounted for income taxes under Accounting Principles Board Opinion No. 11. Under FAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using current statutory tax rates. FAS 109 also requires a valuation reserve against deferred tax assets if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. (See Note H).
     U.S. Federal income taxes, net of applicable foreign tax credits, are provided on the portion of foreign earnings which may be remitted to the parent in future years. Undistributed earnings of foreign affiliates reinvested in those operations indefinitely, and for which no U.S. taxes have been provided, aggregated approximately $40 million at December 31, 1993 and 1992.


Net Income per Share
....................

Net income per share is calculated using the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents are attributable to unexercised stock options.


Foreign Currency Translation
............................

Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange during the year. Resulting translation adjustments are accumulated in a separate component of stockholders' equity. The effect of exchange rate changes on cash and cash equivalents was immaterial in 1993, 1992 and 1991.
     In an effort to minimize the effect of exchange rate fluctuations on the results of its operations and the asset and liability positions of foreign subsidiaries, the Company hedges certain portions of its foreign currency exposure through the use of forward exchange contracts and options on foreign currencies. It does not engage in foreign currency speculation. The cash flows related to the gains and losses on foreign currency hedges are classified in the statements of cash flows as part of cash flows from operating activities.
     Forward exchange contracts primarily to exchange foreign currencies for U.S. dollars totaling $50 million were outstanding at December 31, 1993. These contracts are used to hedge asset and liability positions of foreign subsidiaries. Gains and losses associated with currency rate changes on these contracts are recorded currently in income, offsetting losses and gains on the related assets and liabilities. All contracts, which primarily hedge European currencies and Japanese yen, mature during 1994.


Financial Instruments
.....................

The fair value of financial instruments, including cash equivalents, marketable securities, debt, options on foreign currencies and forward exchange contracts, approximated their carrying values at December 31, 1993. Fair values have been determined through information obtained from market sources and management estimates.


Diversification of Credit Risk
...............................

The Company's investment portfolio is diversified and consists of cash equivalents and short-term investments placed with high credit qualified institutions. At December 31, 1993 and 1992, approximately 41% and 38% of accounts receivable represented amounts due from ten customers. The credit risk in the Company's trade accounts receivable is substantially mitigated by the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of sales transactions.



C  INVENTORY

Inventory consists of the following:


                                          December 31,
(In thousands)                        1993            1992
- ----------------------------------------------------------
Finished goods                     $13,962         $14,030
Raw materials                        7,258           9,530
- ----------------------------------------------------------
Total                              $21,220         $23,560
==========================================================


D   PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                  December 31,
(In thousands)                                1993            1992
- ------------------------------------------------------------------
Land                                      $  7,395        $  3,892
Buildings and building improvements         55,463          54,959
Leasehold improvements                      36,699          39,537
Computer equipment                         111,045         126,482
Manufacturing and other equipment           44,191          47,794
Furniture and fixtures                      26,412          28,976
- ------------------------------------------------------------------
                                           281,205         301,640
Less accumulated depreciation
   and amortization                        153,768         165,973
- ------------------------------------------------------------------
Property and equipment, net               $127,437        $135,667
==================================================================


E  INVESTMENTS AND OTHER ASSETS

Investments and other assets consist of the following:

                                          December 31,
(In thousands)                        1993            1992
- ----------------------------------------------------------
Marketable securities               $3,004          $5,829
Deposits and other                  10,213           8,615
- ----------------------------------------------------------
Total                              $13,217         $14,444
==========================================================

Marketable securities represent investments in interest bearing securities held at a custodial institution in Puerto Rico. These securities are carried at cost, which approximates market.


F   LEASE OBLIGATIONS

The Company leases certain facilities and equipment under various operating leases. At December 31, 1993, future minimum lease payments under operating leases with terms in excess of one year were as follows:


Year                 (In thousands)
- -----------------------------------
 1994                     $ 40,715
 1995                       30,109
 1996                       23,086
 1997                       19,136
 1998                       17,254
 Future years               37,424
- ----------------------------------
Total                     $167,724
==================================

Total rental expense was approximately $41.7 million, $40.2 million and $38.9 million for the years ended December 31, 1993, 1992 and 1991.


G  STOCK PLANS

Stock Option Plans
..................

The Company has stock option plans for employees and consultants which provide for non-qualified and incentive stock options. Options are granted at a price not less than the fair market
value on the date of grant.   The options generally become
exercisable over a four-year period and expire over a period not exceeding ten years. At December 31, 1993, 6.0 million shares were available for grant.
      The Company also has a stock option plan for non-employee directors which provides that each independent director of the Company be granted annually an option to acquire 10,000 shares of common stock at a price equal to the fair market value on the date of grant. The term of each option is for a period not exceeding ten years. At December 31, 1993, 175,000 shares were available for grant.

     Activity in these plans was as follows:

                                                  Years ended December 31,
(In thousands, except option prices)             1993        1992        1991
- ------------------------------------------------------------------------------
Shares under option, beginning of year          7,154       8,782       8,204
Options granted (at option prices of
  $19.63 to $47.38 in 1993,
  $17.38 to $33.88 in 1992 and
  $18.13 to $35.63 in 1991)                     2,453(B)      788(A)    3,081
Options exercised                              (2,937)     (1,229)     (1,605)
Options cancelled                                (856)     (1,187)       (898)
- ------------------------------------------------------------------------------
Shares under option, end of year
  (at exercise prices of $16.00 to $47.38
  in 1993 and $6.25 to $37.88 in 1992
  and 1991)                                     5,814       7,154       8,782
- ------------------------------------------------------------------------------
Average price of options exercised             $22.09      $20.74      $18.12
- ------------------------------------------------------------------------------
Shares exercisable                              1,412       2,919       2,482
- ------------------------------------------------------------------------------
Average option price of shares
 exercisable                                    $23.71     $22.49      $21.92
==============================================================================

(A) The Company's annual grant to employees, historically made in December, was moved to January 1993 to more closely link option grants to performance. In January 1993, the Company granted 1.8 million options at fair market value on the date of grant.
(B) In January 1994, the Company granted a total of 2.6 million options to its employees. Of the total grant, 1.6 million options were granted at fair market value on the date of grant. The remaining 1.0 million options were granted at 120% of fair market value on the date of grant.


Employee Stock Purchase Plan
............................

The Employee Stock Purchase Plan authorizes the Company to sell up to 4.1 million shares of common stock to employees on a limited basis through voluntary payroll withholdings. The stock price to employees is equal to 85% of the market price on the first or last day of each six-month withholding period, whichever is lower. Through December 31, 1993, approximately
2.2 million shares were purchased by employees pursuant to the plan.
     Shares issued to employees during the past three years are summarized in the table below.

                                             Years ended December 31,
(In thousands, except per share data)      1993        1992        1991
- -----------------------------------------------------------------------
Number of shares                            360         395         464
Proceeds                                 $8,033      $6,826      $7,802
Average price per share                  $22.34      $17.29      $16.82
=======================================================================



H  INCOME TAXES AND CHANGE IN ACCOUNTING PRINCIPLE

In the first quarter of 1993, the Company adopted Financial Accounting Standard No. 109, Accounting for Income Taxes ("FAS 109") which requires a change from an income statement to a balance sheet approach for accounting for income taxes. The Company has elected to apply the provisions of FAS 109 retroactively to January 1, 1991. Accordingly, the cumulative effect of this change decreased 1991 net income by $10 million or $0.23 per share relating to the establishment of a valuation reserve for foreign tax benefits. The effect of the adoption of FAS 109 on 1992 income was not significant.

The components of the provision for income taxes were as follows:

                                        Years ended December 31,
(In thousands)                        1993        1992        1991
- -------------------------------------------------------------------
Domestic:
     Current                       $18,437      $7,970      $6,915
     Deferred                        7,581      17,902      (2,354)
- ------------------------------------------------------------------
                                    26,018      25,872      4,561
- ------------------------------------------------------------------
Foreign:
     Current                        19,763       9,470     14,280
     Deferred                         (347)      3,460      5,354
- ------------------------------------------------------------------
                                    19,416      12,930     19,634
- ------------------------------------------------------------------
State:
     Current                           800         800        375
     Deferred                           --          --         --
- ------------------------------------------------------------------
                                       800        800         375
- ------------------------------------------------------------------
Total:
     Current                        39,000     18,240      21,570
     Deferred                        7,234     21,362       3,000
- ------------------------------------------------------------------
Total income taxes                 $46,234    $39,602     $24,570
==================================================================

Income before provision for income taxes and cumulative effect of a change in accounting principle from domestic and foreign operations was as follows:

                                        Years ended December 31,
(In thousands)                        1993        1992         1991
- -------------------------------------------------------------------
Domestic                           $37,337     $72,622    ($32,771)
Foreign                             64,432      47,383     100,457
- -------------------------------------------------------------------
Total                             $101,769    $120,005     $67,686
===================================================================


Provisions for income taxes were at rates other than the U.S.
Federal statutory tax rate for the following reasons:


                                        Years ended December 31,
                                      1993        1992        1991
- -------------------------------------------------------------------
U.S. Federal statutory tax rate       35.0%       34.0%       34.0%
Foreign operations                     4.4         (.8)       (2.5)

Research and development credit       (4.5)       (4.0)         --
Impact of U.S. Federal statutory rate
increase on beginning deferred taxes   2.0          --          --
Tax exempt interest income             (.6)        (.9)       (2.8)
Non-deductible amortization            2.0         3.7         5.6

Other, net                             (.3)        1.0         2.0
- -------------------------------------------------------------------
Subtotal                              38.0        33.0        36.3
Non-deductible charge for purchased
      research and development         7.4          --          --
- -------------------------------------------------------------------
Effective tax rate                    45.4%       33.0%       36.3%
===================================================================

Consolidated net income includes income of manufacturing subsidiaries operating in Ireland, Singapore and Puerto Rico. Income from the sale and licensing of products manufactured in Ireland is subject to a 10% tax rate through the year 2010. Income from Singapore operations is taxed at favorable rates, relative to U.S. statutory rates, for a limited time period under a grant issued by the Singapore government. The income from products manufactured in Puerto Rico, which is not subject to U.S. Federal income tax, is subject to a local tax rate of approximately 5%. In addition, remitted Puerto Rico earnings may be subject to Puerto Rico withholding taxes at rates not in excess of 10%.

     For U.S. Federal income tax purposes, at December 31, 1993, the Company has tax credit carryforwards of approximately $35 million and a net operating loss carryforward of $38 million, which expire between 1994 and 2008. The net operating loss carryforward includes tax deductions related to stock option activity.
     The Internal Revenue Service ("IRS") is examining the Company's U.S. income tax returns for the years 1985 through 1989. The IRS has notified the Company that it intends to propose adjustments to its income tax returns for that period. The Company will contest these adjustments and believes that any sustained adjustments from the IRS examination will not be material to the financial statements.

     Deferred taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. The sources of these temporary differences for 1993, 1992 and 1991, and the effect of each on the tax provision, were as follows:


                                            Years ended December 31,
(In thousands)                              1993      1992      1991
- --------------------------------------------------------------------
Unrepatriated foreign earnings, net      $14,110   $11,911   $17,237
Depreciation                              (1,130)   (1,769)   (2,616)
Compensation                              (1,423)    4,338     1,849
Capitalized software costs                 1,590       557     1,760
Charges to (provision for) reserves       (1,654)    2,031   (11,276)
Deferred revenue                          (2,171)    3,628    (3,418)
Other, net                                (2,088)      666      (536)
- ---------------------------------------------------------------------
Total                                   $  7,234   $21,362   $ 3,000
=====================================================================


The components of the net deferred tax liability are as follows:

                                              December 31,
(In thousands)                            1993           1992
- -------------------------------------------------------------
Deferred tax assets:
   Reserves                            $16,352        $12,960
   Depreciation                          5,871          5,054
   Tax credits against unrepatriated
      foreign earnings                  77,363         58,038
   Tax return carryforwards             48,233         49,438
   Deferred revenue                      2,574            391
   Other                                11,934          9,312
- -------------------------------------------------------------
Total                                  162,327        135,193
- -------------------------------------------------------------
   Valuation allowances (A)             35,794         29,360
- -------------------------------------------------------------
Net deferred tax assets                126,533        105,833

Deferred tax liabilities:
   Capitalized software costs           10,381          8,552
   Unrepatriated foreign earnings      130,417        106,906
   Compensation                          2,972          4,269
   Other                                 6,389          4,051
- -------------------------------------------------------------
Total                                  150,159        123,778
- -------------------------------------------------------------
Net deferred tax liability             $23,626        $17,945
=============================================================

(A) At December 31, 1993 and 1992, there is a $10.0 million valuation allowance for foreign tax benefits. In addition, valuation allowances of $25.8 million and $19.4 million at December 31, 1993 and 1992 have been established for tax return carryforwards resulting from stock option deductions. The tax benefit associated with the stock option deductions will be credited to equity when realized.


I  DEBT

Long-term Debt
..............

Long-term debt consists of the following:

                                              December 31,
(In thousands)                            1993           1992
- -------------------------------------------------------------
Notes payable to banks, bearing
  interest at LIBOR plus 0.45%
  per annum                            $50,000        $50,000
Notes payable to insurance
  companies, bearing interest at
  10.57% per annum                      28,480         58,740
- --------------------------------------------------------------
Total debt                              78,480        108,740
  Less current portion                  28,480             --
- --------------------------------------------------------------
Long-term debt                         $50,000       $108,740
==============================================================


In July 1990, the Company completed a $50 million floating rate financing with a group of banks collateralized by its office facility in Cambridge, Massachusetts. Principal payment of the notes is due in 1997.
     In May 1989, the Company arranged a $100 million private debt placement with a group of insurance companies. The final principal payment of $28 million is due in June 1994. The Company is required, among other things specified in the note agreements with insurance companies, to maintain a minimum level of net worth as well as specified debt to capitalization and fixed charge coverage ratios.
     The Company also maintains two multi-currency revolving credit agreements with groups of domestic and international banks. The agreements commit the participating banks, subject to certain terms and conditions, to lend an aggregate of $150 million at December 31, 1993. Of this aggregate commitment, $75 million expires in June 1994 and the remaining $75 million expires in June 1995. Interest rates on borrowings are set under a number of bid options not exceeding 5/8% over LIBOR. Commitment fees are payable on unborrowed amounts at a maximum rate of 1/4% per annum. The covenants of these facilities conform closely to the covenants in the insurance company note agreements.


Short-term debt
...............

Notes payable to banks of $1.1 million at December 31, 1992 were borrowings under unsecured credit facilities with several domestic and international banks which are primarily used to meet short-term domestic and international cash requirements. There were no such borrowings outstanding at December 31, 1993. The average short-term borrowing was $0.7 million for 1993 compared with $2.2 million for 1992. The maximum aggregate amount outstanding at any month-end was $1.2 million for 1993 and $6.2 million for 1992. The weighted average interest rate was 7.1% during 1993, 9.1% during 1992 and 10.8% in 1991, and 11.1% and
7.1% at December 31, 1992 and 1991. As of December 31, 1993, the Company had unused short-term credit facilities of $36 million.


J OTHER (INCOME)/EXPENSE, NET

Other (income)/expense consists of the following:

                                            Years ended December 31,
(In thousands)                            1993        1992        1991
- ------------------------------------------------------------------------
Charge for purchased
   research and development            $19,900     $    --      $    --
Restructuring charges                       --       15,000      23,000
Gain on sale of investment in
    Sybase, Inc.                            --      (49,706)         --
Interest income                        (11,890)     (10,679)     (13,829)
Interest expense                         8,525       13,547       16,738
Other, net                                 822          655        3,915
- -------------------------------------------------------------------------
Total other (income)/expense, net      $17,357     ($31,183)    $ 29,824
=========================================================================

     In June 1993, the Company acquired all outstanding shares of Approach Software Corporation. A significant portion of the purchase price, $19.9 million, was allocated to purchased research and development. This amount, which is not deductible for tax purposes, was charged to operations at the acquisition date.
     In December 1992 and 1991, the Company recorded restructuring charges of $15 million and $23 million. During 1993 and 1992, the Company took a number of actions consistent with the previously recorded reserves, including the closing of its Puerto Rican manufacturing facility, restructuring of operations in North America and Europe, employee separations and related facilities consolidations and equipment write-downs.
     In 1992, the Company sold its investment in Sybase, Inc., resulting in a pre-tax gain of $49.7 million.

K  ACQUISITIONS AND DISPOSITIONS

Approach Software Corporation
.............................

In June 1993, the Company acquired all outstanding shares of Approach Software Corporation ("Approach"), a privately held developer of end-user relational database applications for the Windows environment. The purchase price consisted of approximately $15 million of initial cash consideration, the assumption of certain liabilities and future consideration. The acquisition has been accounted for using the purchase method.
     The purchase price was allocated among the identifiable tangible and intangible assets based on the fair market value of those assets. After allocating the purchase price to net tangible assets, purchased software, which had reached technological feasibility, was valued using a risk adjusted cash flow model, under which future cash flows were discounted taking into account risks related to existing and future markets and an assessment of the life expectancy of the purchased software. This analysis resulted in an allocation of $3.4 million to purchased software, which was capitalized. The purchased software will be amortized over three years.
     Purchased research and development, which had not reached technological feasibility and which had no alternative future use, was valued using the same methodology. Expected future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability of and potential changes in future target markets and to the completion of the products that will be ultimately marketed by Lotus. This analysis resulted in an allocation of $19.9 million to purchased research and development expense.
This amount, which is not deductible for tax purposes, was charged to operations at the acquisition date. Approach's operating results have been included in the consolidated financial statements from the date of acquisition. Pro forma statements of operations would not differ materially from reported results.

One Source
..........

Effective August 28, 1993, the Company sold its One Source business, a developer and marketer of CD-ROM information products. No gain or loss was recognized on the sale. The financial statements reflect the operations of One Source through the effective date.

cc:Mail
........

In March 1991, the Company acquired all outstanding shares of cc:Mail, Inc. ("cc:Mail"), a privately held concern which developed and marketed the leading LAN-based electronic mail product, for $31.6 million and additional payments contingent upon future performance. In 1992, final contingent payments of $8.7 million were made. The acquisition has been accounted for using the purchase method. cc:Mail's operating results have been included in the consolidated financial statements from the date of acquisition. Pro forma statements of operations would not differ materially from reported results.


L   EMPLOYEE BENEFIT PLANS

The Company maintains a discretionary, non-contributory profit sharing plan for its employees. Contributions are based on a percentage of consolidated operating profit and are allocated among employees on the basis of compensation received during the plan year. Profit sharing expense was $11.1 million, $7.1 million and $8.3 million in 1993, 1992 and 1991.
     In the U.S., the profit sharing plan was integrated with a pension plan which provided a minimum guaranteed defined benefit based on the employee's years of service and final average compensation. In June 1992, the Company elected to suspend the pension plan with the intent to terminate at a future date. The curtailment did not have a material impact on the Company's financial statements, nor will the expected termination. The actuarially determined pension cost related to the minimum guaranteed retirement benefit under the pension plan was not significant in 1993, 1992 and 1991.
     Additionally, the Company offers a savings plan which allows eligible U.S. employees to make tax-deferred contributions, a portion of which are matched by the Company. Company contributions under the savings plan were $3.8 million in 1993, $3.2 million in 1992 and $3.0 million in 1991.
     The Company also maintains retirement plans, principally defined contribution plans, covering substantially all of its international employees. Costs related to these plans amounted to approximately $3.4 million in 1993, $3.2 million in 1992 and $2.5 million in 1991.
     The Company does not offer postretirement benefits other than those described above.


M    INTERNATIONAL OPERATIONS

Sales and marketing operations outside the United States are conducted principally through foreign sales subsidiaries and through various representative and distributorship arrangements.
     The Company's international manufacturing operations are located in Ireland and Singapore. The products of these manufacturing facilities are sold through the Company's foreign sales subsidiaries and, where the Company has not established a presence of its own, direct to distributors in those countries. Other financial information by geographical area is summarized below:

(In thousands)             North          Asia/     Europe/
                         America        Pacific       Other   Eliminations   Consolidated
- ------------------------------------------------------------------------------------------
1993:
Net sales               $531,536       $149,700    $308,938       ($9,006)       $981,168

Operating income:
  By area                 51,151         34,085      46,659          (441)        131,454
  Corporate expenses                                                              (12,328)
  Other  income/
     (expense)                                                                    (17,357)
Income before                                                                    ---------
provision for
income taxes                                                                      101,769
- ------------------------------------------------------------------------------------------
Total assets            $489,419       $130,869    $299,577      ($14,520)       $905,345
==========================================================================================
1992:
Net sales               $494,592       $116,199    $300,049      ($10,691)       $900,149

Operating income:
  By area                 45,572         25,066      30,419          (567)        100,490
  Corporate expenses                                                              (11,668)
  Other income/
     (expense)                                                                     31,183
                                                                                 ---------
Income before
provision for
income taxes                                                                      120,005
- ------------------------------------------------------------------------------------------
Total assets            $431,487        $78,545    $266,017      ($12,605)       $763,444
==========================================================================================
1991:
Net sales               $455,802       $117,180    $263,826       ($7,913)       $828,895

Operating income:
  By area                 19,884         34,539      57,493          (895)        111,021
  Corporate expenses                                                              (13,511)
  Other income/
  (expense)                                                                       (29,824)
                                                                                  --------
Income before
provision for
income taxes and
cumulative effect
of change in
accounting principle                                                               67,686
- ------------------------------------------------------------------------------------------
Total assets            $431,598        $45,131    $255,745       ($6,937)       $725,537
==========================================================================================


Intersegment sales between geographic areas presented are insignificant. For this presentation, certain expenses incurred at the Company's corporate offices were classified as general corporate expenses or allocated to geographic areas on the basis of sales.
     Sales to unaffiliated customers outside the United States, including U.S. export sales, were $485.9 million for the year 1993, $434.9 million for the year 1992 and $421.0 million for the year 1991. In 1993, one customer accounted for 12% of world wide sales and a second customer accounted for 11% of such sales. No one customer accounted for more than 10% of worldwide sales in 1992 or 1991.


N   SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan which grants to holders of record one stock purchase right per share of common stock upon the occurrence of certain triggering events. Such events would include the acquisition of Lotus shares through open market purchases or a tender offer that, in the aggregate, equal or exceed 15% of outstanding shares.
     Should a triggering event occur, holders of such rights would be entitled to purchase Lotus common stock (or stock of the acquiring entity, as the case may be) at a 50% discount from its then current market value. Each right entitles the holder to purchase shares with a market value aggregating $150 for a price of $75. Such rights do not extend to any holder whose action triggered the rights.
     The rights expire in November 1998 and may be redeemed prior to that time at the option of the Board of Directors for nominal consideration. Until a triggering event occurs, the rights will not trade separately from the related Lotus common stock.



REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Lotus Development Corporation

We have audited the accompanying consolidated balance sheets of Lotus Development Corporation as of December 31, 1993 and 1992, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lotus Development Corporation at December 31, 1993 and 1992, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
     As discussed in Notes B and H to the consolidated financial statements, effective January 1, 1991, the Company changed its method of accounting for income taxes.


Coopers & Lybrand
Boston, Massachusetts

January 26, 1994


LOTUS SUPPLEMENTAL FINANCIAL INFORMATION

Five-Year Summary of Selected Financial Data
(In thousands, except per share data)
                                                   1993       1992       1991       1990      1989
- ---------------------------------------------------------------------------------------------------
Net sales                                      $981,168   $900,149   $828,895   $692,242   $556,033
Income before income taxes and cumulative
    effect of change in accounting principle    101,769    120,005     67,686     52,826     84,951
Net income                                       55,535     80,403     33,116     23,254     67,961
Net income per share                               1.24       1.87       0.75       0.54       1.61
Total assets                                    905,345    763,444    725,537    656,807    604,277
Cash and short-term investments                 416,693    293,094    224,810    245,386    274,977
Working capital                                 398,643    296,166    207,670    226,961    299,958
Long-term debt                                   50,000    108,740    139,000    160,000    202,440
Stockholders' equity                            528,391    399,438    323,113    309,439    278,305


Quarterly Results of Operations
(Unaudited)

(In thousands, except                        1993, Three Months Ended
per share data)                   April 3    July 3     Oct 2     Dec 31      Year
- ----------------------------------------------------------------------------------
Net sales                        $227,004  $235,785  $240,104   $278,275  $981,168
Gross margin                      176,625   184,751   193,295    224,054   778,725
Income before provision
    for income taxes               20,791     5,949    28,600     46,429   101,769
Net income                         12,267    (4,649)   18,304     29,613    55,535
Net income per
    share                           $0.29    ($0.11)    $0.41      $0.64     $1.24

Common stock prices
    High                           28 1/2        37    48 1/4     58 3/4    58 3/4
    Low                            18 3/4    23 1/2    30 1/4     41 3/4    18 3/4

(In thousands, except                        1992, Three Months Ended
per share data)                  March 28   June 27   Sept 26     Dec 31      Year
- -----------------------------------------------------------------------------------
Net sales                        $227,063  $220,319  $206,742   $246,025  $900,149
Gross margin                      177,018   171,775   159,353    191,900   700,046
Income before provision
    for income taxes               31,006    22,299    44,937     21,763   120,005
Net income                         20,774    14,940    30,108     14,581    80,403
Net income per
    share                           $0.47     $0.34     $0.72      $0.35     $1.87

Common stock prices
    High                           38 3/4    35 1/2    20 3/4     22 3/4    38 3/4
    Low                            25 1/4    17 3/4    15 1/2     14 3/4    14 3/4


     The Company has historically not paid cash dividends on its common stock and has retained earnings for use in its business.

     At the end of 1993, the number of shareholders of the Company's common stock was approximately 34,000.

Notes to Supplemental Financial Information and

Quarterly Results of Operations:

(1) 1993 amounts reflect a charge to operations of $19.9 million, or $0.45 per share, in the second quarter for purchased research and development related to the Approach Software Corporation acquisition.

(2) 1992 amounts include pre-tax gains on the sale of the Company's investment in Sybase, Inc. of $34.6 million in the third quarter and $15.1 million in the fourth quarter with a total gain for the year of $49.7 million on a pre-tax basis and $33.3 million, or $0.77 per share, on an after-tax basis. 1992 amounts also include a restructuring charge in the fourth quarter of $15 million on a pre-tax basis and $10.1 million, or $0.23 per share, on an after-tax basis.

(3) 1991 amounts include a fourth quarter restructuring charge of $23 million on a pre-tax basis and $18.6 million, or $0.42 per share, on an after-tax basis.

(4) 1990 amounts reflect a charge to operations of $53 million, or $1.23 per share, in the fourth quarter for purchased research and development related to the Samna acquisition.

(5) The Company's common stock is traded on the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol LOTS.


Board of Directors
Jim Manzi
President, CEO and Chairman of the Board
Lotus Development Corporation

Richard S. Braddock

Lawrence G. Graev
Partner
O'Sullivan Graev & Karabell

William H. Gray, III
President and CEO
United Negro College Fund

Aldo Papone
Senior Advisor
American Express Company, Inc.
Retired Chairman and CEO
American Express Travel Related Services, Inc.

Michael E. Porter
Professor of Business Administration
Harvard Business School

Chester A. Siuda
General Partner
Crown Associates

Henri A. Termeer
Chairman and CEO
Genzyme Corporation

EXECUTIVE AND CORPORATE OFFICERS

Jim Manzi
President and CEO

Kc Branscomb
Senior Vice President
Business Development

Edwin J. Gillis
Senior Vice President
Finance and Operations
Chief Financial Officer

John B. Landry
Senior Vice President
Development
Chief Technology Officer

June L. Rokoff
Senior Vice President
Development

Robert P. Schechter
Senior Vice President
International Business Group

Robert K. Weiler
Senior Vice President
North American Business Group

Thomas M. Lemberg
Vice President
General Counsel and Secretary

Lyn L. Benton
Vice President
Finance and Corporate Services
and Corporate Controller

VICE PRESIDENTS

Paul Bailey
Vice President
Europe/Middle East/Africa

Jeffrey Beir
Vice President
Spreadsheet and Database
Products Division

Deborah M. Besemer
Vice President
North American Sales

Russell J. Campanello
Vice President
Human Resources

Allen Carney
Vice President
International Marketing

David Champagne
Vice President
Customer Service and Support

David Connor
Vice President
Consulting Services Group

Gene P. Cort
Vice President
Information Technology

Larry L. Crume
Vice President
Electronic Messaging and
Mobile Computing Division

Hemang D. Dave
Vice President
Alliances

Tim Davenport
Vice President
SmartSuite Products and
Technology Division

James Fieger
Vice President
Lotus Development Latin America

Stuart C. Kazin
Vice President
Worldwide Operations and
Information Systems

Saburo Kikuchi
President
Lotus Development Japan

Steve King
Vice President
Lotus Development (Asia Pacific) B.V.

Ilene H. Lang
Vice President
International Product Development

Jack Martin
Vice President
Software Business Group
Finance and Business Development

Said Mohammadioun
Vice President
Word Processing and
Presentation Graphics Division

Jeffrey P. Papows
Vice President
Notes Product Division

Eileen Rudden
Vice President
Product Marketing

John C. Throckmorton
Vice President
Word Processing Division

Steve Turner
Vice President
1-2-3 Development

CORPORATE DIRECTORY

Corporate Headquarters
55 Cambridge Parkway
Cambridge, Massachusetts 02142
(617) 577-8500

Lotus North American Offices

Phoenix, Arizona
Irvine, California
Los Angeles, California
Mountain View, California
Redwood City, California
San Francisco, California
Denver, Colorado
Hartford, Connecticut
Miami, Florida
Orlando, Florida
Atlanta, Georgia
Chicago, Illinois
Indianapolis, Indiana
New Orleans, Louisiana
Boston, Massachusetts
Detroit, Michigan
Grand Rapids, Michigan
Minneapolis, Minnesota
St. Louis, Missouri
Edison, New Jersey
Clifton Park, New York
New York, New York
Rochester, New York
Durham, North Carolina
Cincinnati, Ohio
Cleveland, Ohio
Columbus, Ohio
Bala Cynwyd, Pennsylvania
Pittsburgh, Pennsylvania
Austin, Texas
Dallas, Texas
Houston, Texas
Arlington, Virginia
Seattle, Washington
Calgary, Alberta
Vancouver, B.C.
Ottawa, Ontario
Toronto, Ontario
Montreal, Quebec

Manufacturing and Distribution

Lotus Development Corporation
North Reading, Massachusetts
Lotus Development B.V.
Dublin, Ireland
Lotus Development Distribution Ltd.
Dublin, Ireland
Lotus Development B.V.
Singapore, Republic of Singapore

International Locations

Lotus Development Pty. Ltd.
Sydney, Canberra and Melbourne, Australia

Lotus Development GmbH
Vienna, Austria

Lotus Development Benelux B.V.
Brussels, Belgium

Lotus Desenvolvimento de Software Ltda.
Sao Paulo and Rio de Janeiro, Brazil
Lotus Development SOLA
(Argentina, Bolivia, Chile, Paraguay,
Peru, Uruguay)
Santiago, Chile

Lotus Development Denmark
Horsholm, Denmark

Lotus Development Finland
Helsinki, Finland

Lotus Development SA
Paris, France

Lotus Development GmbH
Berlin, Dusseldorf, Frankfurt, Hamburg,
Stuttgart and Munich, Germany

Lotus Development Software
(Hong Kong) Ltd.
Hong Kong

Lotus Development India
New Delhi, India

Lotus Development Indonesia
Jakarta, Indonesia

Lotus Development Ireland
Dublin, Ireland

Lotus Development Italia SPA
Milan and Rome, Italy
Lotus Development Japan Ltd.
Tokyo, Japan

Lotus Sales and Services Sdn Bhd
Kuala Lumpur, Malaysia

Lotus Development European Corporation
Mexico City, Mexico

Lotus Development Benelux B.V.
Diemen, The Netherlands

Lotus Development B.V.
Curacao, Netherlands Antilles

Lotus Development NZ Ltd.
Wellington, New Zealand

Lotus Development Norway
Oslo, Norway

Lotus Development PRC
Beijing, People's Republic of China

Lotus Development Portugal
Lisbon, Portugal

Lotus Development Russia
Moscow, Russia

Lotus Development B.V.
Singapore, Republic of Singapore

Lotus Development SA Pty. Ltd.
Johannesburg, South Africa

Lotus Development Korea Ltd.
Seoul, South Korea

Lotus Development Iberica S.A.
Barcelona and Madrid, Spain

Lotus Development Nordic AB
Stockholm, Sweden

Lotus Development (Schweiz) AG
Glattbrug, Switzerland

Lotus Software Development Ltd.
Taipei, Taiwan

Lotus Development Middle East Office
Dubai, United Arab Emirates

Lotus Development U.K. Ltd.
Staines, Slough, Manchester and
Edinburgh, U.K.

Lotus Development Corporation
Caracas, Venezuela

Lotus is represented by authorized
distributors in the following countries:
Botswana
Bulgaria
Colombia
Costa Rica
Egypt
Greece
Hungary
Israel
Mauritius
Morocco
Nepal
Pakistan
Philippines
Poland
Romania
Slovenia
Taiwan
Turkey
Ukraine
Uruguay

SHAREHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Shareholders will be held on Wednesday, May
25, 1994 at 11:00 a.m., at the Wang Center for the Performing
Arts, 270 Tremont Street, Boston, Massachusetts.

Copies of Lotus' Annual Report on Form 10-K are available, without charge, upon request from:

Kay Waxman
Director of Investor Relations
Lotus Development Corporation
55 Cambridge Parkway
Cambridge, Massachusetts 02142

To request further information about Lotus Development
Corporation, please contact the Investor Relations Information
Line at (617) 693-1900.

Common Stock
Lotus' common stock is traded over the counter on the NASDAQ
National Market System - symbol LOTS.

Auditors
Coopers & Lybrand
Boston, Massachusetts

Legal Counsel
O'Sullivan Graev & Karabell
New York, New York

Transfer Agent
Bank of Boston
Boston, Massachusetts



___________________________________________________________________________